Filed Pursuant to 424(b)(3)
Registration Statement on Form S-1
SEC File No. 333-153418

PROSPECTUS

CHINA ARMCO METALS, INC.

2,728,914 Shares of Common Stock Underlying Warrants

This prospectus relates to 2,728,914 shares of common stock underlying warrants of China Armco Metals, Inc. We will not receive any proceeds from the sale of common stock underlying the warrants covered by this prospectus. To the extent that the selling security holders exercise, for cash, all of the warrants covering the 2,728,914 shares of common stock registered for resale under this prospectus, we would receive $13,644,570 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (“FINRA”) under the symbol “CNAM.OB.” The closing bid price for our common stock on September 8, 2008 was $6.00 per share, as reported on the OTC Bulletin Board.

The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  The selling security holders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market.  The selling security holders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 16, 2008.

You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We import, sell and distribute metal ores and non-ferrous metals to the metal refinery industry in China.  We are seeking to expand our business operations within China by entering into the scrap metal recycling business.  We plan to construct a scrap metal recycling facility capable of producing 1 million metric tons of recycled metal per year.  We believe this scrap metal recycling facility can increase our operating results.  We also are in the business of distributing organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho.

We generate substantially all of our revenues from the sale of our metal ores and non-ferrous metals. We generated revenues of $75.3 million and approximately $5.4 million in net income in the year ended December 31, 2007. Net revenues for the second quarter of 2008 were $13.0 million, an increase of 130% compared to the second quarter of 2007, and for the six months ended June 30, 2008 were $22.8 million, an increase of 153% compared to the six months ended June 30, 2007, due primarily to the growing demand for our products from our current customers and rising market prices in China. For the three and six months ended June 30, 2008 our net income increased to $1.8 million and $2.6 million from $0.6 million and $0.3 million in 2007, respectively.

Iron Ore

We are an importer, seller and distributor of metal ores and non-ferrous metals to the metal refinery industry in China.  We are considered a metal ore provider in the China market and purchase metal ore from global suppliers in Brazil, India, South America, Oman, Turkey, Iran, Libya, Nigeria, Indonesia, and the Philippines.  We resell the metal ore to manufacturers of steel and other metal products in China.  We source a range of raw materials which includes iron ore, coal, chrome ore, nickel ore, copper ore, scrap metal, and manganese ore. We have established strong relationships with our clients and service their needs through our internal sales representatives.

Scrap Metal Recycling

The steel industry has been actively recycling for more than 150 years. Scrap metal can replace iron ore in the production of steel.  It is cheaper to recycle metal than to mine iron ore and manipulate it through the production process to form 'new' steel.  As China continues to industrialize, we believe recycled materials will witness growing demand.   The PRC identified the scrap metal recycling industry as a way to minimize the use of scarce natural resources and reduce energy consumption and emissions in the steel manufacturing industry.   We believe that newly promulgated regulations will increase the availability of raw materials necessary for scrap metal recycling.

We are in the early phases of planning and constructing a scrap metal recycling facility in the Banqiao Industrial Zone of Lianyungang Economic Development Zone in Jiangsu Province on 32 acres of land.  Upon completion of construction and once operating at full capacity, the scrap metal recycling facility is expected to have a production capacity of 1 million metric tons of recycled scrap metal annually. The recycling facility is expected to commence operations in the second quarter of 2009.

Fertilizer Distribution

Prior to our purchase of Armco, our sole business was the distribution of organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho. These products, which are bio-based rather than petroleum-based, add nutrients to the soil and serve as fungicides intended to increase the size and quality of crops.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•
inability to successfully complete construction of our proposed scrap metal recycling facility and obtain additional financing to complete its construction, or, even if constructed, our ability to operate the proposed recycling facility profitably;

•	inability to effectively manage rapid growth; and

•	the possibility of losing key members of our senior management.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

On June 27, 2008, we acquired all of the issued and outstanding capital stock (the “Armco Shares”) of Armco & Metawise (HK), Ltd., a limited liability company established under the laws of Hong Kong (“Armco”) pursuant to a share purchase agreement (the “Share Purchase Agreement”). Armco owns 100% of the capital stock of each of Armet (Lianyungang) Renewable Resources Co., Ltd. (a/k/a Armet (Lianyungang) Scraps Co., Ltd.)  (“Armet Lianyungang”) and Henan Armco & Metawise Trading Co., Ltd. (“Henan Armco”), both of which are limited liability companies established under the laws of the People’s Republic of China (“PRC”).

Pursuant to the Share Purchase Agreement, we purchased from Feng Gao (the “Armco Shareholder”) 100% of the issued and outstanding shares of Armco’s capital stock for $6,890,000 by delivery of our promissory note. In addition, we issued to Ms. Gao a stock option entitling Ms. Gao to purchase a total of 5,300,000 shares of our common stock at $1.30 per share and 2,000,000 shares at $5.00 per share which expire on June 30, 2010 (the “Gao Option”).

Contact Information

The address of our principal executive office in the U.S. is One Waters Park Drive, Suite 98, San Mateo, CA 94403, and our telephone number is (650) 212-7620.

Conventions

In this prospectus, unless indicated otherwise, references to

•	“China,” “Chinese” and “PRC,” are references to the People’s Republic of China;

•
“China Armco,” “the Company,” “we,” “us,” or “our,” are references to the combined business of China Armco Metals, Inc. and its wholly-owned subsidiaries, Armco, Armet Lianyungang and Henan Armco, but do not include the security holders of China Armco;

•	“Armco” are references to Armco & Metawise (HK), Ltd.;

•	“Armet Lianyungang” are references to Armet (Lianyungang) Renewable Resources Co., Ltd. (a/k/a Armet (Lianyungang) Scraps Co., Ltd.);

•	“Henan Armco” are references to Henan Armco & Metawise Trading Co., Ltd.;

•	“RMB” are references to the Renminbi, the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Common stock offered by selling security holders	2,728,914 shares underlying warrants.

Common stock outstanding before the offering	10,092,649 shares at September 8, 2008.

Common stock outstanding after the offering	10,092,649 shares.

Terms of the Offering	The Selling Security Holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement, (ii) one year or (iii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock in this offering, and, as a result, will not receive any proceeds from this offering. We will, however, receive proceeds in the event that some or all of the warrants held by selling security holders are exercised for cash. To the extent that the selling security holders exercise, for cash, all of the warrants covering the 2,728,914 shares of common stock registered for resale under this prospectus, we would receive $13,644,570 in the aggregate from such exercises. The proceeds from the exercise of such warrants, if any, will be used for working capital, and other general corporate purposes.

OTCBB Trading Symbol	“CNAM.OB”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. See “Risk Factors” beginning on Page 5.

The shares of common stock underlying the warrants offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders," "Registration Rights" and "Plan of Distribution," respectively. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling security holders, or that any of the warrants underlying the common shares offered under this prospectus will be exercised.

Summary Consolidated Financial Information

The following table provides summary consolidated financial statement data as of and for the six-month periods ended June 30, 2008 and 2007 which are included in the Quarterly Report on Form 10-Q as filed with SEC on August 14, 2008. The financial statement data as of and for the year ended December 31, 2007 have been derived from our audited consolidated financial statements which are included as Exhibits 99.2 and 99.3 in the Current Report on Form 8-K as filed with SEC on July 1, 2008. The interim financial data for the six-month periods ended June 30, 2008 and 2007 are unaudited. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	(Unaudited)		(Audited)
	2008	2007	2007	2006

Amounts in thousands of dollars
Revenues	$22,789	$9,016	$75,279	$44,317

Cost of goods sold	20,683	8,318	68,818	42,678

Gross profit	2,107	698	6,461	1,639

Total operating expenses	373	280	1,016	894

Operating income	1,734	418	5,445	745

Other (income) expense	(1,239)	117	54	(106)

Income taxes	386	-	-	-

Net income	$2,587	$301	$5,391	$851

Income per common share-basic and diluted	$0.34	$0.04	-	$-

BALANCE SHEET DATA:	As of June 30, 2008	As of December 31, 2007
	(Unaudited)

Working capital	$5,558	$2,844

Current assets	$16,389	$7,664

Total assets	$18,755	$9,905

Current liabilities	$10,831	$4,820

Total liabilities	$10,831	$4,820

Stockholders’ equity	$7,924	$5,084

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL TO FUND OUR PLANNED EXPANSION AND CONSTRUCTION OF A SCRAP STEEL RECYCLING FACILITY AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake the expansion of our metal ore business or the construction of the scrap metal recycling facility and purchase additional machinery and equipment for the operations of this facility and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our planned expansion and construction of a scrap metal recycling facility, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund these initiatives without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the actual versus planned cost to construct and equip the scrap metal recycling facility; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) substantially curtail our operations; (ii) limit our marketing efforts; (iii) abandon or delay construction of the scrap metal facility; and (iii) decrease or eliminate capital expenditures.  Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for obtaining the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

OUR FUTURE OPERATING RESULTS MAY BE AFFECTED BY FLUCTUATIONS IN RAW MATERIAL PRICES. WE MAY NOT BE ABLE TO PASS ON COST INCREASES TO CUSTOMERS.

Our operating profits may be negatively affected by fluctuations in the price of metal ore. We are subject to short-term metal ore price volatility and may be forced to purchase metal ore at higher prices and may be unable to pass the cost increase of metal ore on to our customers. This may adversely affect gross margins and profitability. Although our sales agreements with our customers generally do not contain a provision that permits the parties to adjust the contract price of the metal ore upward or downward, we have, in most cases fixed price supply contracts for the metal ore we sell.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales and marketing operations and enter into the scrap metal business by constructing a recycling facility. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively recruit, train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our metal ore products by penetrating existing markets in the PRC and entering new geographic markets in the PRC. However, many obstacles to entering such new markets exist, including, but not limited to, shipping and delivery costs, costs associated with marketing efforts and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

WE CANNOT ASSURE THAT WE WILL SUCCESSFULLY COMPLETE CONSTRUCTION OF OUR PROPOSED SCRAP STEEL RECYCLING FACILITY, OR, EVEN IF CONSTRUCTED, THAT OUR PROPOSED RECYCLING FACILITY WILL CONTRIBUTE TO OUR OVERALL PROFITABILITY, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND THE MARKET PRICE FOR OUR SHARES.

We expect to increase our revenue by selling recycled scrap metal to be processed in our scrap metal recycling facility which we intend to build. However, we will require additional financing in order to construct the facility, and we have not entered into agreements for all aspects of construction necessary to complete construction of the facility. Moreover, the operation of a scrap metal recycling facility is equipment and labor intensive and depends on a ready source of raw unprocessed scrap metal.  Thus, even if constructed, we can provide no assurance that we can generate significant revenues from the operation of this facility, or that its operations will contribute to our overall profitability. Delays in construction and/or unanticipated equipment and/or labor and raw material costs and delays could have an adverse effect on our results of operations, in which event the market price for our shares may be adversely affected.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL RESULTING IN OUR FAILURE TO MEET GROWTH AND REVENUE EXPECTATIONS.

In addition to our organic growth strategy, we may seek to grow through strategic acquisitions. We may pursue opportunities to acquire businesses in the PRC that are complementary or related in product lines and business structure to us. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In addition to the above, acquisitions in the PRC, including of state owned businesses, will be required to comply with laws of the PRC, to the extent applicable. There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required. If our acquisition strategy is unsuccessful, we will not grow our operations and revenues at the rate that we anticipate.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China and Hong Kong. We are a party to certain contracts related to our operations in China and Hong Kong.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses.  We anticipate that our Chinese and Hong Kong subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection could divert management's time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Yao Kexuan, our Chairman and Chief Executive Officer and Fengtao Wen, our Chief Financial Officer.  The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have not declared any cash dividends on our common stock since we completed the purchase of Armco pursuant to the Share Purchase Agreement and our board of directors does not intend to declare or distribute dividends in the near future.  The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL WHICH MAY RESULT IN THE DELAY OR PREVENTION OF A CHANGE IN OUR CONTROL.

Mr. Kexuan Yao, our Chairman and Chief Executive Officer, would have voting power equal to approximately 52.51% of our voting securities if he exercises his right and fulfills the conditions to exercise an option for 5,300,000 shares of our common stock. As a result, management through such stock ownership rights has the ability to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE SECURITIES AND EXCHANGE COMMISSION RESULTING IN A POSSIBLE DECLINE IN THE PRICE OF OUR COMMON STOCK AND OUR INABILITY TO OBTAIN FUTURE FINANCING.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual reports.  In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. Commencing with its annual report for the year ending December 31, 2009, we will be required to include a report of management on its internal control over financial reporting.  The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, our independent registered public accounting firm is required to file its attestation report separately on our internal control over financial reporting on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.  In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY FOR OUR SHARES OF COMMON STOCK.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If we are able to complete construction of our planned scrap metal recycling facility and expand the distribution and sales of our metal ore products, we may require additional financing to continue to develop and exploit existing and new products and services related to these aspects of our business and to expand into new markets.  The exploitation of our business may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Risks Related To Doing Business In China

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;

•	economic policies, even if pursued, will be successful;

•	policies will not be significantly altered from time to time; or

•	operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue.  Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to expand our business. China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in China will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT THEIR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation in the future could cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China.  Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;

•	the sickness or death of our key management and employees; or

•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted.  If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy.  If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that we could have ready access to the cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our current operations and future plans in China.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in the steel industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

RECENT REGULATIONS RELATING TO OFFSHORE INVESTMENT ACTIVITIES BY CHINESE RESIDENTS MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT MAY LIMIT OR ADVERSELY EFFECT OUR ABILITY TO COMPLETE A BUSINESS COMBINATION WITH PRC COMPANIES.

Regulations were issued on November 1, 2005 (SAFE Circular 75), on September 2006 (2006 M&A Rules), and on May 29, 2007 (SAFE Implementation Notice 106), by the PRC State Administration of Foreign Exchange, or SAFE, that will require approvals from, and registrations with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities; however, there has been a recent announcement that such regulations may be partially reversed. The SAFE regulations retroactively require approval and registration of direct or indirect investments previously made by PRC residents in offshore companies. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion. The regulations discussed could also result in the relevant Chinese government authorities limiting or eliminating our ability to purchase and retain foreign currencies in the future, which could limit or eliminate our ability to pay dividends in the future. More recently, however, new regulations have been drafted that would partially reverse the policy that requires Chinese companies to obtain permission from SAFE to own overseas corporate entities.

As a result of the lack of implementing rules, the uncertainty as to when the new draft regulations will take effect, and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We believe that our acquisition of Armco complies with the relevant rules. As a result of the foregoing, however, we cannot assure you that we or the former owners of Armco or owners of a target business we might acquire, as the case may be, will be able to complete the necessary approval, filings and registrations for a proposed business combination if such approval were required. This may restrict our ability to implement our business combination strategy and adversely affect our operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Securities

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

CURRENTLY, THERE IS NO PUBLIC MARKET FOR OUR SECURITIES, AND THERE CAN BE NO ASSURANCES THAT ANY PUBLIC MARKET WILL EVER DEVELOP OR THAT OUR COMMON STOCK WILL BE QUOTED FOR TRADING AND, EVEN IF QUOTED, IT IS LIKELY TO BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

We have a trading symbol for our common stock, CNAM, which permits our shares to be quoted on the OTCBB. However, our stock has been thinly traded since approval of our quotation on the over-the-counter bulletin board by FINRA. Consequently, there can be no assurances as to whether:

▪      any market for our common stock will develop;

▪      the prices at which our common stock will trade; or

▪      the extent to which investor interest in us will lead to the development of an active, liquid trading market.

Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of us and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

ANY MARKET THAT DEVELOPS IN SHARES OF OUR COMMON STOCK WILL BE SUBJECT TO THE PENNY STOCK REGULATIONS AND RESTRICTIONS WHICH WILL CREATE A LACK OF LIQUIDITY AND MAKE TRADING DIFFICULT OR IMPOSSIBLE.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

▪      the basis on which the broker or dealer made the suitability determination, and

▪      that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

THE MARKET FOR PENNY STOCKS HAS EXPERIENCED NUMEROUS FRAUDS AND ABUSES WHICH COULD ADVERSELY IMPACT INVESTORS IN OUR STOCK.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

▪      Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

▪      Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

▪      “Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

▪      Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

▪      Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We believe that many of these abuses have occurred with respect to the promotion of low price stock companies that lacked experienced management, adequate financial resources, an adequate business plan and/or marketable and successful business or product.

OUR CONTROLLING SECURITY HOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

All of our officers and directors beneficially own approximately 52.71% of our common stock.  In this case, all of our officers and directors will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these security holders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest. For example, our controlling security holders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	Our plans to successfully complete construction of our proposed scrap metal recycling facility, or, even if constructed, our ability to operate the proposed recycling facility profitably;

•	Our intentions to obtain sufficient additional capital to fund our planned expansion and construction of a scrap metal recycling facility;

•	our expectations regarding the market for our iron ore and recycled metal products and services;

•	our beliefs regarding the continued growth of the metal ore and recycled metals market;

•	our beliefs regarding the competitiveness of our metal ore distribution business;

•	our expectations with respect to increased revenue growth from our metal ore distribution operations and our ability to achieve profitability resulting from sales of recycled metal ;

•	our future business development, results of operations and financial condition; and

•	competition from other metal ore distributors and recycled metal manufacturers.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holders. The selling security holders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling security holders exercise, for cash, all of the warrants covering the 2,728,914 shares of common stock registered for resale under this prospectus, we would receive approximately $13,644,570 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established current public market for the shares of our common stock.  A symbol was assigned for our common stock so that our common stock may be quoted for trading on the OTCBB under the symbol “CNAM.OB”.  Since the close of our reverse merger, our stock has been thinly traded. There can be no assurance that a liquid market for our common stock will ever develop. Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Holders

As of September 8, 2008, there were approximately 143 security holders of record of our common stock.

Transfer Agent and Registrant

Our transfer agent is Action Stock Transfer Corp, at the address of 7069 S. Highland Drive, Suite 300, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

Penny Stock Considerations

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

Dividend Policy

We have not declared any cash dividends on our common stock since we completed the purchase of Armco. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview of Our Performance and Operations

Our Business

We import, sell and distribute metal ores and non-ferrous metals to the metal refinery industry in China. We obtain raw materials from global suppliers in Brazil, India, South America, Oman, Turkey, Iran, Libya, Nigeria, Indonesia, and the Philippines. We distribute these raw materials to the metal refinery industry within China including but not limited to iron ore, coal, chrome ore, nickel ore, copper ore, scrap metal, and manganese ore. As well, we are a U.S. based distributor of organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho.

We are in the process of constructing a scrap metal recycling facility in the Banqiao Industrial Zone of Lianyungang Economic Development Zone in the Jiangsu province of the PRC. Upon completion of our planned metal recycling facility, we will seek to recycle automobiles, machinery, building materials, dismantled ships and various other scrap metal and will sell and distribute recycled scrap metal to the metal refinery industry utilizing our existing network of metal ore customers in the PRC. We expect to commence recycling operations in the second quarter of 2009.

Effective June 27, 2008, Armco entered into an agreement to be acquired by us. Following the close of the acquisition we changed our former corporate name Cox Distributing, Inc. to China Armco Metals, Inc.

China is the largest developing country in the world, and the demand for steel has been growing steadily over the past decade as the country continues to experience an industrial revolution. Management estimates domestic steel production should continue to witness significant growth as China continues to grow. The steel industry is an important basic industry of the national economy of China, and plays a vital role in the recent industrialization efforts of the country. As witnessed over the last decade, the production of steel has increased dramatically throughout the world, and particular in China. According to the www.worldsteel.org, in 2007 worldwide crude steel production amounted to 1,344 million metric tons while China accounted for approximately 489 million metric tons. In 2006, worldwide crude steel production amounted to 1,244 million metric tons with China accounting for 422 million metric tons. Globally, this increase represents an approximate 8% increase from 2006 to 2007. However steel production in China increased approximately 16% from 2006 to 2007.

We believe recycling operations will become strong growth drivers worldwide as natural resources continue to be depleted and the amount of unprocessed scrap metal becomes available as a result of increases in consumer demand for products made from steel that eventually are recycled. We intend to invest substantially all of the $6.6 million in net proceeds we raised in our private offering of our common stock and warrants we closed in August 2008 to fund the construction of our planned scrap metal recycling facility beginning in the third quarter of 2008. This planned investment is in addition to the approximately $3 million of investment capital we have expended on this project in 2007 and 2008.

Our Performance

In the second quarter of 2008, we experienced growth in net revenues, income and assets. This growth was attributable to increased demand for our metal ore products and rising market prices for these products in China. During the six months ended June 30, 2007 chrome ore, iron ore, and nickel ore represented approximately 90%, 6% and 3% of or revenues respectively. During the six months ended June 30, 2008 iron ore, steel and chrome ore represented approximately 91%, 4% and 2% of our revenues respectively. The improved performance was offset by increased costs incurred in connection with the planning and construction of our scrap metal recycling facility which we expect to complete in the second quarter of 2009.

RESULTS OF OPERATIONS

The table below summarizes the consolidated operating results for the three and six months ended June 30, 2008 and 2007.

	For the three months ended				For the six months ended
	June 30, 2008		June 30, 2007		June 30, 2008		June 30, 2007
	$		$		$		$
	(in 000’s)	%	(in 000’s)	%	(in 000’s)	%	(in 000’s)	%
				-				-
Revenues	$13,014	-	$5,667		$22,790	-	$9,016
Cost of revenues	12,137	93.26%	4,964	87.59%	20,683	90.75%	8,318	92.26%
Gross profit	877	6.74%	703	12.41%	2,107	9.25%	698	7.74%
Total operating expenses	145	1.11%	103	1.82%	373	1.64%	280	3.11%
Operating (loss) income	$732	5.62%	$600	10.59%	$1,734	7.61%	$418	4.64%

Net Revenues

Net revenues for the second quarter of 2008 were $13.0 million, an increase of 130% compared to the second quarter of 2007, and for the six months ended June 30, of 2008 were $22.8 million, an increase of 153% compared to the six months ended June 30, of 2007, due primarily to the growing demand for our metal ore products from our current customers and rising market prices for these products in China. During the six months ended June 30, 2007 chrome ore, Iron ore, and nickel ore represented approximately 90%, 6% and 3% of or revenues respectively. During the six months ended June 30, 2008 iron ore, steel and chrome ore represented approximately 91%, 4% and 2% of our revenues respectively.

Cost of Revenues

Cost of revenues for the second quarter of 2008 were $12.1 million, an increase of $7.2 million compared to the second quarter of 2007, and for the six months of 2008 were $20.7 million, an increase of $12.4 million compared to the six months of 2007. These increases were due primarily to our increased purchases of metal ores to fulfill the increased level of customer orders and increases in the cost of raw materials.

Total Operating Expenses

Operating expenses for the second quarter of 2008 were $145,432, an increase of 41% compared to the second quarter of 2007, and for the six months of 2008 were $372,954, an increase of 33% compared to the six months of 2007. Our operating expenses are comprised of selling expenses as well as general and administrative expenses. These increases are a result of increased levels of sales operations and additional costs related to our Armet Lianyungang subsidiary which is in the planning and construction phase of a scrap metal recycling facility it plans to build in the Banqiao Industrial Zone of Lianyungang Economic Development Zone in Jiangsu province.

Other Income (expense)

Total other income for the second quarter of 2008 was $1.3 million, an increase of approximately $1.3 million compared to the second quarter of 2007. This increase was a result of a payment from one of our customers related to a termination of a contract for the purchase of goods.

Income tax benefit (expense)

For the years ended December 31, 2007 and 2006 Armco was exempt from Hong Kong SAR income taxes since none of its income was derived from operations conducted within Hong Kong during the relevant periods. Accordingly, no provision for income tax was made for the relevant periods. Effective January 1, 2008 Armco will be subject to Hong Kong SAR income tax; the statutory tax rate for Armco is 17.5%. Accordingly we recorded an income tax provision of $127,312 and $385,965 for the three and six months ended June 30, 2008, respectively.

For the three and six months ended June 30, 2008 our net income increased sharply to $1.8 million and $2.6 million from $0.6 and $0.3 in 2007, respectively. These increases are a result of the income derived from increases in net revenue derived from increased sales and the growth in demand for our products in China and the income generated from the termination of a contract with one of our customers.

 For the year ended December 31, 2007 as compared to the year ended December 31, 2006

Gross revenues increased during 2007 as compared to 2006, from approximately $44.3 million to approximately $75.3 million, representing a 69.9% increase.  This increase was a result of the growing demand for our products in China and increases in the prices we charge for our products.  In 2007, steel production grew approximately 16% as compared to the same period in 2006.  As China continues to industrialize, we believe our revenues will continue to grow.  In 2007, iron ore, nickel ore and chrome ore represented approximately 50%, 29% and 21% of our revenues respectively.  In 2006 iron ore, copper ore and chrome ore represented approximately 64%, 16% and 25% of our revenues respectively.

Total Operating Expenses

In 2007, we recognized an increase in our operating expenses.  During 2007 operating expenses increased to $1.0 million from $0.9 million in 2006, an increase of approximately 11%.  Our operating expenses are comprised of selling expenses as well as general and administrative expenses.  In 2007 our selling expenses increased $0.4 million.  This dramatic increase is a result of increased freight charges related to shipments of our imported products.  In 2007 our general and administrative expenses decreased $0.2 million.  This decrease is a result of collecting of doubtful accounts that were written off in 2006 of approximately $400,000.  We anticipate that our operating expenses will continue to increase as revenue grows.

	Consolidated		Consolidated
	For the Year ended		For the Year ended
	December 31, 2007		December 31, 2006
	$	%	$	%
	(in 000’s)		(in 000’s)

Revenues	$75,279	—	$44,318	—
Cost of revenues	68,819	91.4%	42,678	96.3%
Gross profit	6,461	8.6%	1,639	3.7%
Total operating expenses	1,016	1.3%	894	2.1%
Operating income	$5,445	7.2%	$745	1.7%

Other Income (expense)

In 2007 we recognized other expenses of $53,891 as compared to other income of $106,497 in 2006.  This was a result of the following:

-	Interest expense of $17,556

-	A loss of $12,079 on forward foreign currency contracts, and

-	A $38,326 loss in obsolescent fixed assets, an isolated event.

Net income

Net income for 2007 increased to $5.4 million from $745,000 in 2006.  This increase is attributed to the increased demand for our products in China.

LIQUIDITY AND CAPITAL RESOURCES OF ARMCO AND ITS SUBSIDIARIES

At June 30, 2008 and December 31, 2007 we had cash and cash equivalents of $442,360, and $232,286, respectively. We have historically met our liquidity requirements utilizing internally generated cash derived from our operations.

We raised net proceeds of approximately $6.6 million in connection with a private placement of 24.9 units consisting of 100,000 shares of our common stock at a per share purchase price of $3.00, and five (5) year warrants to purchase 100,000 shares of our common stock with an exercise price of $5.00 per share.  We closed this offering on August 29, 2008.  We intend to invest substantially all of the $6.6 million of the net proceeds from this offering to fund the construction of our planned scrap metal recycling facility beginning in the third quarter of 2008.  We will use a portion of the net proceeds for working capital to expand our metal ore distribution business. We believe that upon completion of the construction of the scrap metal recycling facility, we will be able to sell the recycled scrap metal utilizing our existing network of customers. In addition to the net proceeds of this offering, we will need to secure additional investment capital and/or bank and vendor financing to provide sufficient funds to complete this project. There is no assurance, however, that we will be successful in obtaining the additional financing that we require or that such financing may not be on terms deemed to be desirable to our management. In the event we are successful, there is no assurance that such investment will result in enhanced operating performance. Unless we can obtain additional financing, we will be unable to complete construction of our planned scrap metal recycling project. Any inability on our part to secure additional financing during 2008, as needed, will have a material adverse effect on our growth plans.

The following table provides certain selected balance sheet comparisons as of June 30, 2008 and December 31, 2007.

	June 30,	December 31,	Increase /
	2008	2007	(decrease)%
	(Unaudited)

Cash	$442,360	$232,286	210,074	90%
Pledged deposits	434,288	564,150	(129,862)	-23%
Accounts receivable, net	1,814,454	2,586,529	(772,075)	-30%
Inventories, net	8,987,356	2,434,908	6,552,448	269%
Advance on purchases	4,424,495	1,846,113	2,578,382	139%
Prepayments and other current assets	286,517	0	286,517	nm
Total current assets	16,389,470	7,663,986	8,725,484	114%
Property and equipment, net	149,497	131,596	(9,933)	-6%
Land use rights, net	2,215,898	2,108,983	106,915	5%
Total assets	$18,754,865	$9,904,565	$8,850,300	89%

Forward foreign currency exchange contracts and swap liabilities	308,744	308,744	0	0%
Forward foreign currency exchange swap liabilities	31,818	12,079	19,739	163%
Short-term loans	1,528,765	-	-	nm
Accounts payable	3,566,329	290,740	3,275,589	nm
Due to stockholder	21,500	921,444	(899,944)	-98%
Customer deposits	3,459,130	2,228,720	1,230,410	55%
Taxes payable	291,023	8	291,015	nm
Accrued expenses and other current liabilities	1,623,898	1,058,697	565,201	53%
Total current liabilities	10,831,207	4,820,432	6,010,775	125%
Total liabilities	$10,831,207	$4,820,432	$6,010,775	125%

nm – not meaningful

All of our cash reserves of $442,360 at June 30, 2008, are in the form of RMB held in bank accounts at financial institutions located in the PRC. Cash held in banks in the PRC is not insured. The value of cash on deposit in China at June 30, 2008 has been translated based on the exchange rate as of June 30, 2008. In 1996, the Chinese government introduced regulations which relaxed restrictions on the conversion of the RMB; however restrictions still remain, including but not limited to restrictions on foreign invested entities. Foreign invested entities may only buy, sell or remit foreign currencies after providing valid commercial documents at only those banks authorized to conduct foreign exchanges. Furthermore, the conversion of RMB for capital account items, including direct investments and loans, is subject to PRC government approval. Chinese entities are required to establish and maintain separate foreign exchange accounts for capital account items. We cannot be certain Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Accordingly, cash on deposit in banks in the PRC is not readily deployable by us for purposes outside of China.

Our current assets at June 30, 2008 increased $8.7 million, or approximately 114%, from December 31, 2007; this reflects increases in current asset items including accounts receivables, inventories, and advances on purchases. Our current liabilities increased by approximately $6.0 million, or approximately 125%, at June 30, 2008 from December 31, 2007; this reflects increases in accounts payable, customer deposits, taxes payable and accrued expenses and other current liabilities.

Our prepaid and other assets increased approximately $286,517 as of June 30, 2008 over our prior year end.

Advances on purchases consist of prepayments to vendors for merchandise, security and deposits. This increase is directly attributed to the increase in sales.

Inventories increased approximately 269% at June 30, 2008 from the prior year end. This occurred due to timing differences between our receipt of product and shipment to our customers.

Accounts payable, taxes payable, customer deposits and accrued expenses and other current liabilities increased approximately $6.0 million as of June 30, 2008 primarily as a result of our increased sales and the expenses related to those sales. Accounts payable and accrued expenses represent payables associated with the general operation of our business. Customer deposits represent prepayments for products, which have not yet been shipped.

Statement of Cash Flows

For the six months ended June 30, 2008, our cash totaled $442,360 and consisted of $555,914 used in operating activities, $171,740 provided by investing activities, and $567,933 provided by financing activities.

For the six months ended June 30, 2007, our cash totaled $2,872,821 and consisted of $3,041,934 provided by operating activities, $216,330 used in investing activities, and $102,183 used in financing activities.

Cash (Used in) Provided by Operating Activities

For the six months ended June 30, 2008 cash used in operations of $555,914 included an increase in inventories of approximately $6.4 million, prepayments of other assets of $463,238, and an increase in advances on purchases of $2.2 million. These decreases in cash funds were partially offset by an increase in accounts payables of approximately $3.3 million, deposits from customers of $1.1 million, decrease in accounts receivables of approximately $772,000, and an increase in net income of $2.6 million compared to the six months ended June 30, 2007.

For the six months ended June 30, 2007 cash provided by operations of $3.0 million included $2.7 million of customer deposits, $1.2 million from accounts receivable, and an increase of $599,631 from Accrued expenses and other liabilities, which were offset by an increase in inventories of approximately $1.1 million, and prepayments and other current assets of $682,732.

Cash provided by Investing Activities

For the six months ended June 30, 2008 cash provided by investing activities of $171,740 was mainly due to proceeds from released pledged deposits of $164,572, and cash received from reverse acquisition of $11,506, partially offset by purchases of property and equipment of $4,338.

For the six months ended June 30, 2007 cash used in investing activities of $216,330 was mainly due to payments toward pledged deposits of $95,962 and purchases of property and equipment of $120,368.

Cash provided by Financing Activities

For the six months ended June 30, 2008 cash provided by financing activities of $567,933 was due to proceeds from loans of approximately $1,487,265, offset by payments of $919,332 to decrease amounts due to Mr. Kexan Yao, our Chief Executive Officer.

For the six months ended June 30, 2007 cash used in financing activities of $102,183 was due to payments to decrease amounts due to Mr. Yao, our Chief Executive Officer.

Related Party Transactions

From time to time, we engage in business transactions with related parties. At December 31, 2007, Mr. Yao, our Chief Executive Officer had advanced to us $921,444 which we repaid in the first quarter of 2008. At June 30, 2008 Stephen E. Cox, our former President and  Chief Executive Officer, had advanced to us $21,500.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

-	Any obligation under certain guarantee contracts;

-	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

-
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder’s equity in our statement of financial position; and

-
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note 2 to the audited financial statements for the year ended December 31, 2007 and Note 2 to the unaudited consolidated financial statements for the quarter ended June 30, 2008. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our Company's operating results and financial condition.

Recently Issued Accounting Pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008. Commencing with its annual report for the year ending December 31, 2009, we will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, it is required to file the auditor’s attestation report separately on our internal control over financial reporting on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. We do not anticipate that the adoption of this statement will have a material effect on our financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. We do not expect the adoption of EITF Issue No. 07-3 to have a material impact on our financial results.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires us to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. We will adopt this standard at the beginning of our year ending December 31, 2008 for all prospective business acquisitions. We have not determined the effect that the adoption of SFAS No. 141(R) will have on our financial results .

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. We will adopt this standard at the beginning of our year ending December 31, 2008 for all prospective business acquisitions. We have not determined the effect that the adoption of SFAS No. 160 will have on our financial results.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption. We will adopt this standard at the beginning of our year ending December 31, 2008. We do not expect the adoption of SFAS No. 161 to have a material impact on our financial results.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

CORPORATE STRUCTURE AND HISTORY

Our History

China Armco Metals, Inc., formerly known as Cox Distributing, Inc., was founded as an unincorporated business in January 1984 and became a “C” corporation in the state of Nevada on April 6, 2007. Prior to our acquisition of Armco, we had one employee, Stephen E. Cox, our founder and former president and chief executive officer who devotes his full business time to the operation of our fertilizer distribution business in the United States.

Also, prior to our acquisition of Armco, our sole business was the distribution of organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho. These products, which are bio-based rather than petroleum-based, add nutrients to the soil and serve as fungicides intended to increase the size and quality of crops.

The Share Purchase Agreement and the Stock Option Agreement with the Former Stockholder of Armco

On June 27, 2008, we acquired all of the issued and outstanding capital stock (the “Armco Shares”) of Armco & Metawise (HK), Ltd., a limited liability company established under the laws of Hong Kong (“Armco”) pursuant to a share purchase agreement (the “Share Purchase Agreement”). Armco owns 100% of the capital stock of each of Armet (Lianyungang) Renewable Resources Co., Ltd. (a/k/a Armet (Lianyungang) Scraps Co., Ltd.)  (“Armet Lianyungang”) and Henan Armco & Metawise Trading Co., Ltd. (“Henan Armco”), both of which are limited liability companies established under the laws of the People’s Republic of China (“PRC”).

Under the Share Purchase Agreement, we purchased from the Armco Shareholder 100% of the issued and outstanding shares of Armco’s capital stock, all of which were owned by Feng Gao, the sole shareholder of Armco for $6,890,000 by delivery of our promissory note.  In addition, we issued to Ms. Gao a stock option entitling Ms. Gao to purchase 5,300,000 shares of our common stock, par value $.001 per share (the “common stock”) at a price of $1.30 per share and 2,000,000 shares at $5.00 per share.  We had the right to redeem 7,694,000 shares of common stock held by Stephen E. Cox within 30 days after the Share Purchase.  On July 25, 2008, we entered into an amendment to the June 27, 2008 Share Purchase Agreement to extend this redemption right until August 15, 2008. On August 12, 2008, Ms. Gao exercised her option to purchase 5,300,000 shares of the Common Stock, $0.001 par value per share and cancelled the June 25, 2008 Promissory Note in the principal amount of $6,890,000 in payment of the purchase of the 5,300,000 shares.

As a result of the consummation of the Share Purchase, Armco now is a wholly-owned subsidiary of our Company.

Gao Stock Option

On June 27, 2008, we issued to Ms. Gao a stock option entitling her to purchase 5,300,000 shares of our common stock, par value $.001 per share at a price of $1.30 per share which expires on September 30, 2008 and 2,000,000 shares of our common stock at $5.00 per share which expires on June 30, 2010 (the “Gao Option”).  On August 12, 2008, Ms. Gao exercised her option to purchase and we issued 5,300,000 shares of our common stock in exchange for the cancellation of our $6,890,000 promissory note owed to Ms. Gao.  Accordingly, the 5,300,000 shares issued to Ms. Gao represent approximately 52.51% of the issued and outstanding shares of our common stock giving effect to the cancellation of 7,694,000 shares owned by Stephen E. Cox as provided for in the Share Purchase Agreement.

Earn-In of Shares by Kexuan Yao

Pursuant to an agreement entered into between our Chairman and Chief Executive Officer, Kexuan Yao and Feng Gao, Mr. Yao has the right to acquire up to 5,300,000 shares of our common stock (the “Earn In Shares”) from Ms. Gao, upon the occurrence of the conditions described below.

Condition	Number of Ms. Gao's Shares which may be acquired
Entry by Mr. Yao and Armco into a binding employment agreement for a term of not less than three years for Mr. Yao to serve as the Chief Executive Officer and Chairman of our subsidiaries Armet Lianyungang and Henan Armco.	1,325,000
The U.S. Securities and Exchange Commission declaring a registration statement filed by us under the Securities Act effective, or, investors who purchase common stock from us pursuant to a securities purchase agreement to be entered into after the closing of the Share Purchase Agreement, being able to sell their common stock under Rule 144, as then effective under the Securities Act.	1,325,000
Armco achieving not less than $5,000,000 in pre-tax profits, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the calendar year ending December 31, 2008.	1,325,000
Armco achieving not less than $75,000,000 in Gross Revenues, as determined under US GAAP for the calendar year ending December 31, 2008.	1,325,000

The purposes of the arrangement between Mr. Yao and Ms. Gao are: (i) to incentivize Mr. Yao in connection with Armco’s business and (ii) to comply with PRC laws and rules which regulate the acquisition of PRC companies by non-PRC entities.

Consulting Agreements

On June 27, 2008, Armco entered into exclusive consulting agreements with each of its subsidiaries, Armet Lianyungang and Henan Armco. Under the consulting agreements, Armco agreed to advise, consult, manage, operate and provide certain financial accommodations to Armet Lianyungang and Henan Armco, respectively, in exchange for their payment of all of their operating cash flow to Armco.

Organizational History of Armco & and its Subsidiaries

Armco & Metawise (HK), Ltd. (“Armco”), a Hong Kong limited liability company, was established on July 13, 2001.

On June 6, 2002, Henan Armco & Metawise Trading Co., Ltd. (“Henan Armco”), a Chinese limited liability company, was formed with registered capital of $1.55 million.  In March 2008, Henan Armco was restructured as a wholly owned subsidiary of Armet (Lianyungang) Renewable Resources Co., Ltd. (“Armet Lianyungang”).

On January 9, 2007 Armet (Lianyungang) Renewable Resources Co., Ltd. (“Armet Lianyungang”), a Chinese limited liability company, was formed as a wholly owned foreign enterprise by Armco with registered capital of $15 million.  Armet Lianyungang is a wholly owned subsidiary of Armco.

OUR BUSINESS

Overview of the Business

We import, sell and distribute metal ores and non-ferrous metals to the metal refinery industry in China.  We are seeking to expand our business operations within China by entering into the scrap metal recycling business.  We plan to construct a scrap metal recycling facility capable of producing 1 million metric tons of recycled metal per year.  We believe this scrap metal recycling facility can increase our operating results.

There have been no material changes to our U.S. based fertilizer distribution business as previously disclosed and the following discussion relates to Armco and its subsidiaries.

The Company

Our U.S. operations are engaged in the distribution of organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho.  These products, which are bio-based rather than petroleum-based, add nutrients to the soil and serve as fungicides intended to increase the size and quality of crops.  The nature and size of this business has been relatively unchanged for the past several years.  We serve, and only have the resources to serve, a limited geographic area in eastern Idaho.  The number of farms in that area is not increasing, and is unlikely to increase but may decrease if family farms are consolidated into larger agricultural businesses.  However, we are now seeing an increase in the demand of our customers in eastern Idaho for organic fungicides.  This increase in demand, which comes from farms and small distributors, is likely to result in increasing sales levels.  However, our gross margin for organic fungicide products is less than on other products, in part because the customers include distributors that need a price that permits them to make a profit when they sell to their customers, meaning that our profitability is unlikely to increase at the same rate as our expected increase in revenue.  The unknown factor in this area is whether other producers of fungicides will develop and introduce their own distributors of organic fungicides to take advantage of increasing demand.  We lack the information or resources to perform a study as to the trends affecting our marketplace and are limited solely to our own observations.

As a result of our acquisition of Armco and its subsidiaries on June 27, 2008, we entered the metal ore business and plan to construct a scrap metal recycling facility.

Steel Industry and Market for Iron Ore

Background.  China is the largest developing country in the world, and the demand for steel has been growing steadily over the past decade as the country continues to experience an industrial revolution.  We believe that domestic steel production will continue to witness significant growth as China continues to grow.  The steel industry is an important basic industry of the national economy of China, and plays a vital role in the recent industrialization efforts of the country.  As witnessed over the last decade, the production of steel has increased dramatically throughout the world, and in particular in China.  According to the www.worldsteel.org, in 2007 worldwide crude steel production amounted to 1,344 million metric tons while China accounted for approximately 489 million metric tons.  In 2006, worldwide crude steel production amounted to 1,244 million metric tons with China accounting for 422 million metric tons.  Globally, this increase represents an increase of approximate 8% from 2006 to 2007.   However steel production in China increased by approximately 16% from 2006 to 2007.

We are an importer, seller and distributor of metal ores and non-ferrous metals to the metal refinery industry in China.  We are considered a metal ore provider in the China market and purchase metal ore from global suppliers in Brazil, India, South America, Oman, Turkey, Iran, Libya, Nigeria, Indonesia, and the Philippines.  We resell the metal ore to manufacturers of steel and other metal products in China.  We source a range of raw materials which includes iron ore, coal, chrome ore, nickel ore, copper ore, scrap metal, and manganese ore. We have established strong relationships with our clients and service their needs through our internal sales representatives.

We have established cooperative business relationships with global suppliers and China’s large iron and steel enterprises.  We typically enter into long-term contracts with both suppliers and customers.  Overseas suppliers ship cargo to a designated seaport in China and, in most of cases, the cargo is then shipped to customers directly. Payments are made in the form of telegraphic transfer (T/T) and occasionally by a letter of credit. Depending on the transaction terms specified in the contract, the customer or supplier is responsible for all shipping costs.

Scrap Metal Recycling Industry

The steel industry has been actively recycling for more than 150 years, in large part because it is economically advantageous to do so. Scrap metal can replace iron ore in the production of steel.  It is cheaper to recycle metal than to mine iron ore and manipulate it through the production process to form 'new' steel.  Metal does not lose any of its inherent physical properties during the recycling process, and has drastically reduced energy and material requirements than refinement from iron ore. The continued utilization of scrap metal is a vital component of the domestic steel manufacturing industry.  The energy saved by recycling reduces the annual energy consumption of the industry by about 75%.

As China continues to industrialize, we believe that recycled materials will witness growing demand.  According to the Chinese government’s statistics, the crude steel produced during the PRC 5 year plan from 2006 to 2010 is estimated to be 1.18 billion metric tons.  During this period, it is estimated that the amount of scrap metal used in steel production will account for approximately 239 million metric tons, approximately 20% of the steel output.  While this amount is well below global scrap metal recycling usage rates which accounted for approximately 40% to 45% of total steel production, it does represent an increase of 26% over the usage rate in 2006.  In 2006 the amount of scrap metal recycled globally was approximately 425 million metric tons. In China the amount of scrap metal used in steel production in 2006 amounted to approximately 67 million metric tons, accounting for approximately 15.8% of the total.

The scrap metal recycling industry in China is highly fragmented and there are no major recycling companies in the China market. In 2006, the top 5 scrap metal processors only accounted for 11.5% of the scrap metal recycling processing volume and capacity in China.  Their average scrap metal processing volume was only 875,000 metric tons per year.  There are more than 2,000 scrap metal recycling companies which accounted for approximately 22 million metric tons of scrap metal processing volume in 2006 which accounted for approximately 57.2% of total scrap metal processing capacity in China, with the average volume for each producer being less than 11,000 metric tons per year.

The PRC identified the scrap metal recycling industry as a way to minimize the use of scarce natural resources and reduce energy consumption and emissions in the steel manufacturing industry.   In July 2005, China’s “Steel Industry Development Policy” recommended that domestic steel producers increase the use of scrap metal in the production of steel.  The PRC also implemented a preferential tax policy that gives Armet Lianyungang an exemption from income tax in 2008 and 2009 followed by a 50% income tax exemption for 2010 through 2012.  In February 2006, The National Development and Reform Commission of PRC (“NDRC”), The Ministry of Science and Technology of PRC, and The Ministry of Environmental Protection of the PRC jointly issued the “Automotive Products Recycling Technology Policy”.  Under the terms of this policy, auto makers are charged with the responsibility to recover and recycle abandoned vehicles.  We believe that this newly promulgated law will increase the availability of raw materials necessary for scrap metal recycling.

Scrap Metal Recycling and Development of Recycling Facility

Scrap metal recycling operations encompass buying, processing and selling of ferrous and non-ferrous recycled metals. We are in the early phases of planning and constructing a scrap metal recycling facility in the Banqiao Industrial Zone of Lianyungang Economic Development Zone in Jiangsu Province on 32 acres of land.  The Banqiao Industrial Zone is located approximately 3 miles from Lianyungang Port, one of the ten largest deep water seaports in China, and one of the top 100 deep water ports in the world with annual cargo-handling capacity of approximately 120 million metric tons per year. Upon completion of construction and once operating at full capacity, the scrap metal recycling facility is expected to have a production capacity of 1 million metric tons of recycled scrap metal annually.

Construction of the scrap metal recycling facility and the purchase of land use rights for 32 acres is expected to cost approximately $16.3 million.  Construction of the recycling facility is expected to be completed in the second quarter of 2009.  When completed, the recycling facility is expected to include a scrap metal cutting production line, a large scrap metal cutting line, light thin waste/thin metal packing line and a preproduction facility that includes an automobile dismantling line, scrap metal grasping machines, a water transportation dock, strap transportation machines, factory, administrative and operations offices, material pile stock and load meters.  We plan to finance construction of this facility through a combination of net proceeds from the offering of our securities which we closed in August 2008, cash flow and vendor and debt financing.  The recycling facility is expected to commence operations in the second quarter of 2009.

Products and Customers

Metal Ore Operations

Products.  Our metal ore business buys and sells the following metal ores:

•	Iron Ore which is the raw material used to make pig iron, one of the main raw materials used to make steel. Approximately 98% of the mined iron ore is used to make steel;

•	Chrome Ore which is used to reinforce steel and, in association with high carbon, gives resistance to wear and abrasion. It is also used in heat-resisting steels and high duty cast irons;

•
Nickel Ore which is a silvery-white metal that takes on a high polish. It belongs to the transition metals, and is hard and ductile. It occurs most usually in combination with sulfur and iron in pentlandite, with sulfur in millerite, with arsenic in the mineral nickeline, and with arsenic and sulfur in nickel glance;

•	Copper Ore which is used as a heat conductor, an electrical conductor, as a building material, and as a constituent of various metal alloys;

•	Manganese Ore which is a chemical element that is used industrially as pigments and as oxidation chemicals; and

•	Steel Billet which is a section of steel used for rolling into bars, rods and sections.

Customers.  We sell our products to end-users such as steel producing mills, steelmakers, foundries and brokers who aggregate materials for other large users. Most of our customers purchase ore through negotiated spot sales contracts which establishes the quantity purchased for the month. The price we charge for ore depends upon market demand and transportation costs, as well as quality and grade of the scrap. In many cases, our selling price also includes the cost of transportation to the destination port of the end-user.  We sell processed and nonferrous ore to end-users such as specialty steelmakers, foundries, aluminum sheet and ingot manufacturers, copper refineries and smelters, brass and bronze ingot manufacturers, wire and cable producers, utilities and telephone networks.

In 2007 and 2006, respectively, the following customers accounted for over 10% of the revenue generated in our metal ore business:

Customer	2007	2006
Henan Jiyuan Iron and Steel (Group) Co., Ltd.	30%	0%
Henan Chaoyang Steel Co., Ltd.	33%	0%
China-Base Ningbo Foreign Trade Co., Ltd.	28%	50%

Scrap Metal Operations

We will not begin to sell our recycled scrap metal until the second quarter of 2009 when we expect to complete construction of a scrap metal recycling facility.  We plan to sell recycled scrap metal to our existing customers and others, in reusable forms that they require.

Competition

Our metal ore operations compete with a number of metal ore providers and once operational, our scrap metal recycling business will compete with existing scrap metal manufactures who operate their own recycling facilities, new entrants into the scrap metal recycling business and existing operators.

Sources and Availability of Raw Materials

Iron Ore

We obtain ferrous and non-ferrous ore from a variety of sources including mining companies, brokers and other intermediaries.  In 2007 and 2006, respectively, the following suppliers accounted for over 10% of the purchases by Armco:

Suppliers	Location	2007	2006

Sipex for Investment and Promotion of Exports Co., Ltd.	Libya	41%	0%
A3 Una Mining Corporation	Philippines	39%	0%
D.A.S.S Makine Insaat Madencilik Ltd.	Turkey	12%	0%
Fremery Resource Ltd.	Hong Kong	0%	16%
Swati International	India	0%	15%
Beston Holdings Group Ltd.	Hong Kong	0%	15%
Afrimin Freetrade Link Co., Ltd.	Nigeria	0%	14%
Mineracao Vila Nova Ltd.	Brazil	0%	10%

Metal Recycling

We will begin to purchase scrap metal from the following sources prior to commencement of operations at our proposed recycling plant when we complete construction of the facility:

•	obsolete metal which is sourced from metal dealers, retail scrap metal dealers, auto wreckers, demolition firms, railroads and others who generate scrap metal or non-ferrous metals; and

•	industrial generated materials which are sourced mainly from manufacturers who generate off cuts or by-products made from scrap metal, iron or non-ferrous metals, known as prompt or industrial metal.

In most cases, we may enter into long-term contracts with our suppliers of raw materials and our customers for the sale of our processed scrap metals. Among other things, the supply of these raw materials can be dependent on prevailing market conditions, including the buy and sell prices of ferrous and non-ferrous recycled metals. In periods of low prices, suppliers may elect to hold metal to wait for higher prices or intentionally slow their metal collection activities. In addition, a global slowdown of industrial production, or slowdowns, would reduce the supply of industrial grades of metal to the metal recycling industry, potentially reducing the amount of metals available for us to recycle.

Employees

As of September 8, 2008, we have 26 full-time employees, including 2 employees in the United States and 24 in the PRC.

For our employees in the PRC, we are required to contribute a portion of their total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.   We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

GOVERNMENT REGULATION

Despite efforts to develop the legal system over the past several decades, including but not limited to legislation dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, the PRC continues to lack a comprehensive system of laws. Further, the laws that do exist in the PRC are often vague, ambiguous and difficult to enforce, which could negatively affect our ability to do business in China and compete with other companies in our segments.

In September 2006, the Ministry of Commerce (“MOFCOM”) promulgated the Regulations on Foreign Investors' Mergers and Acquisitions of Domestic Enterprises (M&A Regulations) in an effort to better regulate foreign investment in China. The M&A Regulations were adopted in part as a needed codification of certain joint venture formation and operating practices, and also in response to the government's increasing concern about protecting domestic companies in perceived key industries and those associated with national security, as well as the outflow of well-known trademarks, including traditional Chinese brands.

As a U.S. based company doing business in China and Hong Kong, we seek to comply with all PRC laws, rules and regulations and pronouncements, and endeavor to obtain all necessary approvals from applicable PRC regulatory agencies such as the MOFCOM, the State Assets Supervision and Administration Commission ("SASAC"), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission ("CSRC"), the State Administration of Foreign Exchange("SAFE") and all applicable laws of Hong Kong.

Economic Reform Issues. Since 1979, the Chinese government has reformed its economic systems. Many reforms are unprecedented or experimental; therefore they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment, inflation, or the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods, particularly in relation to future policies including but not limited to foreign investment, taxation, inflation and trade.

Currency. The value of the Renminbi (“RMB”), the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies such as the U.S. dollar have been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets.

Environment. We are currently subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment which are highly relevant to our metal ore business and the scrap metal recycling facility we intend to construct. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision.  In 2007 we did not spend any funds related to compliance with environmental regulations.

PROPERTIES

Our principal executive offices in the U.S. are located at One Waters Park Drive, Suite 98, San Mateo, CA 94403.  We pay rent of $2,217 per month to occupy this location on an arrangement that may be terminated by us on 30 days notice.

Our fertilizer business’ principal executive office is located at 105 Pearl, Cokeville, WY 83114, and its mailing address is PO Box 430, Cokeville, WY 83114. This office is provided to us by our former Chief Executive Officer and president at no cost to us.  There is no written lease agreement.

Our subsidiaries Henan Armco and certain administrative functions of Armet Lianyungang operate from offices located in Zhengzhou, within the Henan Province of China.  The office space consists of approximately 2,000 square feet and is leased from Mr. Yao our Chief Executive Officer pursuant to a lease that expires on December 31, 2008.  Future minimum lease payments under the lease are $16,451 through December 31, 2008.

Our subsidiary Armet Lianyungang performs certain operational functions from offices located in Lianyungang, of the Jiangsu province in China.  Armet Lianyungang leases approximately 3,000 square feet of office space at an annual cost of $10,000.  The lease expires in July 2009.    Upon completion of construction of our planned scrap metal recycling facility, Armet Lianyungang will move its offices to this facility.

Armet Lianyungang has acquired land use rights for approximately 32 acres of land located in Lianyungang at a cost of approximately $2.25 million.  The land use rights allow for industrial production pursuant to a land use rights certificate we obtained in November 2007.  The land use rights expire in 2057.

Insurance

We believe our insurance coverage is customary and standard for companies of comparable size in comparable industries in China.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, their ages and titles, are as follows.  Each of our current executive officers and each of our directors (except for Mr. Chen) is a resident of the PRC. As a result, it may be difficult for investors to affect service of process within the United States upon them or to enforce court judgments obtained against them in the United States courts.

Directors and Executive Officers	Position/Title	Age
Kexuan Yao	Chairman and Chief Executive Officer	37
Fengtao Wen	Chief Financial Officer	34
Weigang Zhao	Vice General Manager of Armet Lianyungang and Director	30
Quan Chen	Director	41

All of our directors hold offices until the next annual meeting of the shareholders of our company, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the board of directors.  The following sets forth biographical information regarding the above Officers and Directors.

Kexuan Yao.  Mr.Yao was appointed as our Chairman of the Board of Directors and Chief Executive Officer in June 2008 in connection with our purchase of Armco.  Mr. Yao has served as the Chairman and General Manager of Armco since its inception in 2001.  From 1996 to 2001, Mr. Yao served as the General Manager of the Tianjian Branch for Zhengzhou Gaoxin District Development Co., Ltd.  Mr. Yao received a bachelor’s degree from Henan University of Agriculture in 1996.

Fengtao Wen.  Mr. Wen was appointed as our Chief Financial Officer in June 2008 in connection with our purchase of Armco.  Mr. Wen has served as the accounting manager of Armco and Henan Armco since 2005 and is responsible for supervision of financial controls and management of these entities.  From 1996 to 2005 Mr. Wen worked in the accounting department of Zhengzhou Smithing Co., Ltd.  Mr. Wen graduated from the Economics Department of Zhengzhou University in 1996.

Weigang Zhao.  Mr. Zhao was appointed as a member of our Board of Directors in June 2008 in connection with our purchase of Armco.  Mr. Zhao has served as the Vice General Manager of Armet Lianyungang since 2007.  From 2005 through 2006 Mr. Zhao served as a manager in the supply department at Henan Anyang Steel Co., Ltd.  From 2003 through 2004 Mr. Zhao served as the marketing manager at Sinotrans Henan Co., Ltd.  Mr. Zhao graduated with a bachelor’s degree in Economics from Henan College of Finance and Economics in 2002.

Quan Chen.  Mr. Chen was appointed as a member of our Board of Directors June, 2008 in connection with our purchase of the Armco shares.  Mr. Chen is an attorney licensed to practice law in the State of New York and has been practicing law for more than the past five years.  Mr. Chen has a bachelor’s of law degree from Peking University, Beijing China and a master of laws degree from the University of Virginia School of Law.

Director Compensation

None of our directors recieve any compensation for their services as a member of the board of directors.

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. We currently do not have a member who qualifies as an “audit committee financial expert” as defined in Regulation S-K and only one director who is “independent” as the term is used in Item 7(d) (3) (iv) of Schedule 14A under the Securities Exchange Act. Our board of directors is in the process of searching for additional suitable candidates for this position.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen E. Cox President and Director (1)	2007	$105,286							$105,286
	2006	$71,678	—	—	—	—	—	—	$71,678

Mary Ann Cox Secretary and Director (2)	2007	$0							$0
	2006	$0	—	—	—	—	—	—	$0

Kexuan Yao, Chief Executive Officer and Director (3)	2007	$7,000						(5)	7,000
	2006	$6,000	—	—	—	—	—	(5)	$6,000

Fengtao Wen, Chief Financial Officer (4)	2007	$10,000						(5)	10,000
	2006	$9,000	—	—	—	—	—	(5)	$9,000

(1)
On June 27, 2008, we acquired Armco in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Stephen E. Cox tendered his resignation as a director and from all offices he held in our company effective immediately.

(2)
On June 27, 2008, we acquired Armco in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mary Ann. Cox tendered her resignation as a director and from all offices she held in our company effective immediately.

(3)	In connection with the reverse acquisition of Armco on June 27, 2008, Mr. Yao was elected as our Chief Executive Officer and Director effective immediately.

(4)	In connection with the reverse acquisition of Armco on June 27, 2008, Mr. Wen was elected as our Chief Financial Officer effective immediately.

(5)
Does not include the portion of their total salaries which we are required to contribute to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.

Employment Agreements

We have not entered into employment agreements with any of our officers or significant employees.

Outstanding Equity Awards

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of September 8, 2008:

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options Exercisable	Number of Securities Underlying Unexercised options unexercisable	Equity Incentive plan awards: Number of Securities Underlying Unexercised Unearned options	Option Exercise price ($)	Option Expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested

Feng Gao (1)	2,000,000	N/A	N/A	$5.00	September 30, 2010	N/A	N/A	N/A	N/A

(1)
Ms. Gao was granted an option on June 27, 2008 in connection with our acquisition of Armco to purchase 2,000,000 shares of common stock at an exercise price of $5.00 per share expiring on September 30, 2010.

Option exercises and stock vested table

The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments for each named executive officer outstanding as of September 8, 2008:

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Aquired on Exercise	Value Realized on Exercise ($)	Number of Shares Aquired on Vesting	Value Realized on Vesting ($)
Feng Gao (1)	5,300,000	6,890,000	—	—

(1)
On June 27, 2008, Ms. Gao was granted an option to purchase 5,300,000 shares of common stock at an exercise price of $1.30 per share expiring on September 30, 2008 pursuant to the Gao Stock Option.  On August 12, 2008, Ms. Gao exercised her option to purchase 5,300,000 shares of our common stock, and cancelled the June 25, 2008 promissory note in the principal amount of $6,890,000 in payment of the purchase of the 5,300,000 shares.

Compensation Committee Interlocks and Insider Participation

During the last calendar year we did not have a standing Compensation Committee. The Board was responsible for the functions that would otherwise be handled by the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Related Party Contracts

On January 1, 2006, we entered into a lease for our office space in the City of Zhengzhou, Henan Province from Mr. Yao, our Chief Executive Officer.  The office space consists of approximately 2,000 square feet pursuant to a lease that expires on December 31, 2008.  Lease payments under the lease for the year ending December 31, 2008 are $16,451.  For the year ended December 31, 2007 and 2006, rent expense relating to the lease amounted to $15,775 and $15,052, respectively.

We purchased certain products from Prime Armet Group Inc. (“Prime Armet”), an entity wholly-owned and controlled by Mr. Yao, our Chief Executive Officer.  For the years ended December 31, 2007 and 2006, total purchases from Prime Armet amounted to $496,951 and $2,465,601 representing 0.8% and 2.9% of our total purchases, respectively.

Related Party Transactions

During the year ended December 31, 2008, Mr. Yao, our Chief Executive Officer advanced to our company $921,444 which was repaid to our company in full during the second quarter of 2008.  Amounts advanced by Mr. Yao were without interest and had no formal repayment terms. At June 30, 2008 Stephen E. Cox, our former President and Chief Executive Officer, had advanced our Company $21,500.

Reorganization Related Transactions

On June 27, 2008, we acquired all of the issued and outstanding capital stock of Armco pursuant to a Share Purchase Agreement. Armco owns 100% of the capital stock of each of Armet Lianyungang and Henan Armco, both of which are limited liability companies established under the laws of the People’s Republic of China. Pursuant to the Share Purchase Agreement, we purchased from Feng Gao 100% of the issued and outstanding shares of Armco’s capital stock for $6,890,000 by delivery of our promissory note. In addition, we issued to Ms. Gao a stock option entitling Ms. Gao to purchase a total of 5,300,000 shares of our common stock at $1.30 per share and 2,000,000 shares at $5.00 per share which expire on June 30, 2010.  On August 12, 2008, Ms. Gao exercised her option to purchase and we issued 5,300,000 Shares in exchange for the $6,890,000 of our purchase money promissory note owed to Ms. Gao.  Accordingly, the 5,300,000 Shares issued to Ms. Gao represent approximately 52.51% of the issued and outstanding Shares of our Company giving effect to the cancellation of 7,694,000 Shares owned by Stephen E. Cox, our former president and chief executive officer as provided for in the Share Purchase Agreement. Also, Ms. Gao entered into an agreement with Mr. Yao, our chief executive officer, which gives Mr. Yao the right to purchase up to 5,300,000 shares of our common stock from Ms. Gao at a price of $.001 per share upon fulfillment of certain conditions. See "Corporate Structure and History - Earn-In of Shares by Kexuan Yao." Mr. Yao's rights to purchase these shares expire on June 27, 2013.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, we expect that where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. The presentation will be expected to include a description of, among other things, the material facts, and the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must excuse himself or herself form the deliberations and approval. Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our company and our stockholders, as our audit committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 8, 2008 with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” below and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of September 8, 2008 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 10,092,649 common shares issued and outstanding on a fully converted basis as of September 8, 2008.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners (1) (2)	# of Shares	% of Class (8)

Kexuan Yao (3)	5,300,000	52.51%
Weigang Zhao (4)	10,000	*
Quan Chen	0	0.00%
Fengtao Wen (5)	8,000	*
Feng Gao (6)	7,300,000	60.36%
Stephen E. Cox (7)	6,200	*
All named executive officers and directors as a group (four (4) persons)	5,318,000	52.64%

*	Less than 1%.

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(2)
Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares and the address of such person is c/o our principal U.S. offices at One Waters Park Drive, Suite 98, San Mateo, CA 94403.

(3)
The number of shares beneficially owned by Mr. Yao includes an option to purchase 5,300,000 shares of our common stock from Ms. Gao at an exercise price of $0.001 per share expiring on June 27, 2013 upon fulfillment of certain conditions.

(4)	The number of shares beneficially owned by Mr. Zhao includes warrants to purchase 5,000 shares of our common stock at $5.00 per share.

(5)	The number of shares beneficially owned by Mr. Wen includes warrants to purchase 4,000 shares of our common stock at $5.00 per share.

(6)
The number of shares beneficially owned by Ms. Gao includes an option to purchase 2,000,000 shares of our common stock at an exercise price of $5.00 per share expiring on September 30, 2010.  The 5,300,000 shares of our common stock owned directly by Ms. Gao are subject to an option held by Mr. Yao which entitles him to purchase these shares from Ms. Gao at an exercise price of $0.001 per share upon fulfillment of certain conditions. Mr. Yao’s option expires on June 27, 2013.

(7)
The number of shares beneficially owned by Mr. Cox is calculated after giving effect to the redemption of 7,694,000 shares of common stock held by Mr. Cox which he agreed to redeem pursuant to the Share Purchase Agreement.

(8)
Applicable percentage of ownership is based on 10,092,649 shares of common stock outstanding as of September 8, 2008 together with securities exercisable or convertible into shares of common stock within sixty (60) days of September 8, 2008 for each stockholder.

SELLING SECURITY HOLDERS

We are registering 2,486,649 shares of common stock underlying warrants to purchase shares of our common stock at $5.00 per share held by certain of the investors and 242,265 shares of common stock underlying the warrants issued to the placement agents, their employees and other persons acting on their behalf.

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder as of September 8, 2008, assuming the exercise of all of the warrants held by the Selling Security Holders on that date. The third column lists the shares of common stock issued upon exercising of the warrants being offered pursuant to this prospectus by each of the Selling Security Holders. The fourth column lists the number of shares that will be beneficially owned by the Selling Security Holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of September 8, 2008 but not offered hereby are not sold. All shareholders listed below are eligible to sell their shares.

Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Name of Selling Security Holder	Total Number of Shares Beneficially Owned Prior to The Offering	Total number of Shares to Be Offered Pursuant to This Prospectus	Shares Beneficially Owned After Offering	Percentage of Shares Owned After Offering (1) (2)
Alexander Lyzohub (3)	14,000	7,000	7,000	*
Alvin Siegel (3)	40,000	20,000	20,000	*
Ancora Greater China Fund, LP (3)(5)	333,333	166,667	166,667	1.62%
Arnold Bruhn (3)	2,000	1,000	1,000	*
B. Michael Pisani (3)	28,000	14,000	14,000	*
Barry Sussman (3)	14,000	7,000	7,000	*
Brio Capital LP (3)(6)	100,000	50,000	50,000	*
Buckingham Capital (3)(7)	14,000	7,000	7,000	*
C. Edward Davenport (3)	14,000	7,000	7,000	*
Charles Wilkinson (3)	8,000	4,000	4,000	*
Chengang Zhao (3)	185,294	92,647	92,647	*
Chih Cheng Hsu (3)	60,000	30,000	30,000	*
China Discovery Investors, Ltd. (3)(8)	120,000	60,000	60,000	*
China Private Investments LP (3)(9)	330,536	165,268	165,268	1.61%
Chunxiang Wang (3)	5,000	2,500	2,500	*
CMS Capital (3) (10)	160,000	80,000	80,000	*
Cranshire Capital, LP (3)(11)	300,000	150,000	150,000	1.46%
Dan J. Deputy (3)	14,000	7,000	7,000	*
David Berg (3)	14,000	7,000	7,000	*
Daybreak Special Situations Master Fund, LP (3)(12)	200,000	100,000	100,000	*
Don Boggs (3)	14,000	7,000	7,000	*
DongBin Xue (3)	84,000	42,000	42,000	*
Double U Master Fund, LP (3)(13)	200,000	100,000	100,000	*
Dr. John Pillote (3)	10,000	5,000	5,000	*
Dr. Shawn Zimberg (3)	28,000	14,000	14,000	*
Emanuel Yarmish (3)	120,000	60,000	60,000	*

Feng Bai (3)	66,666	33,333	33,333	*
Fengtao Wen (3)	8,000	4,000	4,000	*
Fred Schwab (3)	14,000	7,000	7,000	*
Genming Sun (3)	20,000	10,000	10,000	*
GRQ Consulting Inc. 401K (3)(14)	40,000	20,000	20,000	*
Haijian Yang (3)	5,000	2,500	2,500	*
Haiyan Hu (3)	5,000	2,500	2,500	*
Harborview Master Fund L.P. (3)(15)	200,000	100,000	100,000	*
Harriet Leibowitz Revocable Trust (3)(16)	14,000	7,000	7,000	*
Harris & Jacqueline Norkin (3)	6,000	3,000	3,000	*
Henry Steeneck (3)	14,000	7,000	7,000	*
Hudson Bay Fund, L.P. (3)(17)	66,000	33,000	33,000	*
Hudson Bay Overseas Fund, L.P. (3)(18)	134,000	67,000	67,000	*
Jing Yan (3)	100,000	50,000	50,000	*
Jinlei Zhang (3)	10,000	5,000	5,000	*
John D. Rooney (3)	14,000	7,000	7,000	*
John Malady (3)	14,000	7,000	7,000	*
Kenneth A Lane (3)	8,000	4,000	4,000	*
KM Casey No. 1, Ltd. (3)(19)	80,000	40,000	40,000	*
Larry Lowrance (3)	42,000	21,000	21,000	*
Lawrence Rodler (3)	14,000	7,000	7,000	*
Mafed M. Soveidan (3)	34,000	17,000	17,000	*
Manuel Fontes (3)	6,000	3,000	3,000	*
Marc Siegel (3)	40,000	20,000	20,000	*
Margaret Cheney (3)	28,000	14,000	14,000	*
Mark Eichman (3)	14,000	7,000	7,000	*
Min Capital Corp. (3)(20)	14,000	7,000	7,000	*
Monarch Capital Fund, Ltd. (3)(21)	200,000	100,000	100,000	*
Mulkey Family Limited Partnership (3)(22)	175,000	87,500	87,500	*
Nathan Lowenbraun (3)	28,000	14,000	14,000	*
Neurological Surgery Assoc. (3)(23)	18,000	9,000	9,000	*
Overbrook Capital (3)(24)	34,000	17,000	17,000	*
Patricia Avery (3)	14,000	7,000	7,000	*
Paul Cook (3)	4,000	2,000	2,000	*
Plazacorp Investment, Ltd. (3)(25)	100,000	50,000	50,000	*
Qiang Shan (3)	4,000	2,000	2,000	*
R. Scott & Cheryl Zimmer (3)	14,000	7,000	7,000	*
Randall Novick (3)	20,000	10,000	10,000	*
Randy Clyma (3)	14,000	7,000	7,000	*
Richard David (3)	100,000	50,000	50,000	*
Robert Beadle (3)	14,000	7,000	7,000	*
Robert Frankovich (3)	28,000	14,000	14,000	*
Robert Klein Klein Diamonds Corp (3)(26)	8,000	4,000	4,000	*
Robert M Mangino (3)	8,000	4,000	4,000	*
Ronald Grim (3)	14,000	7,000	7,000	*
Scherlis Family LLC (3)(27)	28,000	14,000	14,000	*
Scott Dols (3)	14,000	7,000	7,000	*
Sheldon Steiner (3)	40,000	20,000	20,000	*
Stephen Abrams (3)	14,000	7,000	7,000	*

Stephen S. Taylor (3)	200,000	100,000	100,000	*
Steven Zaretsky & Arlene Zaretsky (3)	10,000	5,000	5,000	*
Treshnish Investments (3)(28)	66,668	33,334	33,334	*
Weigang Zhao (3)	10,000	5,000	5,000	*
Whalehaven Capital (3)(29)	200,000	100,000	100,000	*
William & Donna Chapman (3)	6,000	3,000	3,000	*
William V. Cross (3)	6,000	3,000	3,000	*
Xiaohua Lu (3)	5,000	2,500	2,500	*
Xiaohua Wu (3)	1,000	500	500	*
Xiaoling Ma (3)	2,000	1,000	1,000	*
Xuemin Yang (3)	116,000	58,000	58,000	*
Yadong Tian (3)	5,000	2,500	2,500	*
Yu Jing (3)	10,000	5,000	5,000	*
Zhenjiang Wang (3)	3,000	1,500	1,500	*
Zhigang Yin (3)	5,000	2,500	2,500	*
Junqi Zhao (3)	4,000	2,000	2,000	*
Junjie Gao (3)	7,800	3,900	3,900	*
Anna Varga (4)	1,500	1,500	0	*
Anthony Sica (4)	9,920	9,920	0	*
China Direct Investments, Inc. (4)(30)	90,281	90,281	0	*
Daniel T. Guilfoile (4)	6,667	6,667	0	*
Harborview Capital Management, LLC. (4)(31)	26,167	26,167	0	*
Ira Berkowitz (4)	644	644	0	*
James Forster (4)	1,288	1,288	0	*
John Conover (4)	1,008	1,008	0	*
Joseph A. Alagna, Jr. (4)	8,060	8,060	0	*
Joseph Martino (4)	364	364	0	*
Justin Felton (4)	1,288	1,288	0	*
Keith Goodman (4)	5,740	5,740	0	*
Keith J. Michelfelder (4)	1,960	1,960	0	*
Kevin Grimm (4)	644	644	0	*
Laurence Rappaport (4)	364	364	0	*
Leonard Rich (4)	2,324	2,324	0	*
Michael Solomon (4)	5,740	5,740	0	*
Peter Fulton (4)	25,000	25,000	0	*
Phil Fazio (4)	644	644	0	*
Robert Wolfang (4)	500	500	0	*
Ryan Bartlett (4)	1,000	1,000	0	*
Scott Placona (4)	1,000	1,000	0	*
Skye Banc Inc. (4)(32)	14,150	14,150	0	*
Stephan A. Stein (4)	8,845	8,845	0	*
ToniAnn Romano (4)	1,000	1,000	0	*
Utica Advisors, LLC (4)(33)	26,167	26,167	0	*
Total		2,728,914

* Less than 1%
______________________

(1)                 Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)                 As of September 8, 2008 there were 10,092,649 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling security holder on September 8, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of September 8, 2008), and (b) the denominator is the sum of (i) the 10,092,649 shares outstanding on September 8, 2008, and (ii) the number of shares of common stock which such selling the stockholder has the right to acquire within 60 days of September 8, 2008.

(3)                 We are registering 2,486,649 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $5.00 per share.  We issued these warrants to investors in conjunction with our private placement completed on August 29, 2008.

(4)                 We are registering the shares of our common stock underlying warrants issued to the placement agents, their employees and other persons acting on behalf of the placement agents to purchase 242,265 shares at $5.00 per share.  These warrants were issued in conjunction with our private placement completed on August 29, 2008.

(5)                 Mr. John Miklitsch has voting and dispositive control over securities held by Ancora Greater China Fund, L.P.

(6)                 Mr. Shaye Hirsch has voting and dispositive control over securities held by Brio Capital L.P.

(7)                 Mr. Leonard Ohlim has voting and dispositive control over securities held by Buckingham Capital.

(8)                 China Discovery Advisors, LLC is the fund advisor for China Discovery Investors, Ltd. Mr. Marc Siegel, the sole officer of China Discovery Advisors, LLC, holds voting and dispositive control over securities held by China Discovery Investors, Ltd.

 (9)                 Mr. Richard J. Church has voting and dispositive control over securities held by China Private Investments LP.

(10)                 Mr. Howard Weiss has voting and dispositive control over securities held by CMS Capital.

(11)                 Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, LP (“Cranshire”) and consequently has voting and investment discretion over securities held by Cranshire. Mr. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder.

(12)                 Mr. Larry Butz has voting and dispositive control over securities held by Daybreak Special Situations Master Fund, L.P.

(13)                 Mr. Isaac Winehouse has voting and dispositive control over securities held by Double U Master Fund, L.P.

(14)                 Mr. Barry Honig has voting and dispositive control over securities held by GRQ Consulting Inc. 401K.

(15)                 Harborview Master Fund LP is a master-feeder fund structure whose general partner is Harborview Advisors LLC. Mr. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P.

 (16)                 Mr. Harriet Leibowitz has voting and dispositive control over securities held by the Harriet Leibowitz Revocable Trust.

(17)                 Mr. Yoav Roth has voting and dispositive control over securities held by Hudson Bay Fund, L.P.

(18)                 Mr. Yoav Roth has voting and dispositive control over securities held by Hudson Bay Overseas Fund, L.P.

(19)                 Mr. Kevan Casey has voting and dispositive control over securities held by KM Casey No.1, Ltd.

(20)                 Mr. Robert Friedman has voting and dispositive control over securities held by Min Capital Corp.

(21)                 Monarch Capital Fund, Ltd. is a British Virgin Islands investment fund managed by Beacon Fund Advisors Ltd. and advised by Monarch Managers Ltd.  Mr. David Sims and Joseph Franck are the principals respectively of the Manager and the Advisor. Neither Mr. Sims nor Mr. Franck has any beneficial interest in the shares being registered hereunder. Mr. Franck has voting and dispositive control over securities held by Monarch Capital Fund, Ltd.

(22)                 Dr. David Mulkey has voting and dispositive control over securities held by Mulkey Family Limited Partnership.

(23)                 Mr. James Adametz has voting and dispositive control over securities held by Neurological Surgery Assoc.

(24)                 Mr. Michael Markowski has voting and dispositive control over securities held by Overbrook Capital.

(25)                 Mr. Anthony Heller has voting and dispositive control over securities held by Plazacorp Investment, Ltd.

(26)                 Mr. Robert Klein has voting and dispositive control over securities held by Robert Klein Diamonds Corp.

 (27)                 Mr. Morris L. Scherlis has voting and dispositive control over securities held by Scherlis Family LLC.

(28)                 Mr. Jack Bodenstein has voting and dispositive control over securities held by Treshnish Investments.

(29)                 Mr. Brian Mazzella, Arthur Jones and Trevor Williams have voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

    (30)             China Direct Investments, Inc. is a wholly-owned subsidiary of China Direct, Inc. The number of securities owned by China Direct Investments, Inc. excludes any securities owned by China Direct, Inc. or its other subsidiaries. Dr. James Wang and Mr. Marc Siegel, executive officers of China Direct, Inc., hold voting and dispositive control over securities owned by China Direct Investments, Inc. in their capacities of Chief Executive Officer and President, respectively. The securities owned by China Direct Investments, Inc. exclude any securities owned by China Discovery Investors, Ltd., a company over which Mr. Siegel holds voting and dispositive control.

(31)                 Harborview Capital Management LLC is a privately held venture capitalist whose controlling persons are David Stefansky and Richard Rosenblum. Harborview Master Fund LP is an affiliate of Harborview Master Fund LP and Monarch Capital Fund Ltd.

(32)                 Mr. Vincent Labarbara has voting and dispositive control over securities held by Skyebanc, Inc.

(33)                 Mr. Solomon Eisenberg has voting and dispositive control over securities held by Utica Advisors, LLC.

DESCRIPTION OF CAPITAL STOCK

China Armco Metals, Inc. was incorporated as a Nevada corporation on April 6, 2007 to succeed an unincorporated business operating since January 1984.  As of September 8, 2008, our authorized capital stock consists of 74,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.  As of September 8, 2008, an aggregate of 10,092,649 shares of common stock were issued and outstanding.  There are no shares of preferred stock outstanding.

Common Stock

Our certificate of incorporation authorizes the issuance of 74,000,000 shares of common stock, par value $0.001.

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.001 per share, with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer.  Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in China Armco Metals, Inc. or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Authorized but Un-issued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were ever listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of China Armco Metals, Inc., the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks.  Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Warrants

Pursuant to our private offering that closed on August 29, 2008, we issued 2,728,914 warrants to purchase our common stock. Each warrant entitles the holder to purchase one share of our common stock. The warrants are exercisable, in whole or in part, at an exercise price equal to $5.00 per share. The warrants may be exercised at any time, beginning on the date of issuance and ending of the fifth anniversary of the final closing of this offering.

The purchasers of the warrants entered into a subscription agreement with us that requires us to file a registration statement with the SEC covering the shares of common stock underlying the warrants so as to permit the public resale thereof. We will pay all costs associated with the filing of this registration statement. In the event the registration statement is not filed within 75 days of the closing of the Offering and declared effective not later than 180 days following the closing date, we are required to pay liquidated damages in an amount equal to 2% for each 30 days (or such lesser pro rata amount for any period of less than 30 days) of the purchase aggregate exercise price of the warrants, but in no event shall liquidated damages continue to accrue for a period longer than 180 days. The transaction documents also provide for the payment of liquidated damages to the holders of the warrants if certain events occur, including our failure to maintain an effective registration statement covering the resale of the common shares issued or issuable upon exercise of the warrants.

The warrants are subject to anti-dilution protections. In the event we were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at a price per share of common stock or exercise price per share which is less than the per share purchase price of the shares of common stock, or less than the $5.00 exercise price per warrant share, respectively, without the consent of the purchasers of the warrants, the purchaser of the Warrant is given the right to apply the lowest such price to the purchase price of shares purchased and still held by the purchaser and to shares issued upon exercise of the warrants and still held by the purchaser (which will result in the issuance of additional shares to the purchaser) and to the exercise price of any unexercised warrants.

 In addition, for one year after the closing of the Offering, purchasers will have certain rights of first refusal with respect to subsequent offers, if any, by us for the sale of our securities or debt obligations. The anti-dilution provisions and the right of first refusal do not apply with respect to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs.

 Finally, under the terms of the subscription agreement for the offering we agreed that:

(a)            until the earlier of the registration statement having been effective for 240 days or the date on which all the shares of common stock sold in the offering, including the shares underlying the warrants, have been sold we will not file any additional registration statements, other than a Form S-8, and

(b)           until the earlier of: (i) two years from the date of the subscription agreement or (ii) the date on which all shares of common stock sold in the offering, including the shares underlying the warrants, have been sold or transferred we agreed we would not:

(1)                 amend our articles of incorporation or bylaws so as to adversely affect the rights of the investors;

(2)                 repurchase or otherwise acquire any of our securities or make any dividends or distributions of our securities;

(3)                 prepay any financing related or other outstanding debt obligations; or

(4)                 take any action pursuant to which it would be deemed to be a “Shell Company” as defined in Rule 405 under the Act.

Pursuant to the subscription agreement, we are also obligated to indemnify the purchasers for certain losses resulting from (1) any material misrepresentation or breach of any warranty by us or (2) any breach of any material covenant or undertaking of ours to a party to the subscription agreement.

We shall not be permitted to effect the exercise of the warrant if such exercise would cause the Investor to beneficially own in excess of 4.99% of the shares of the Company’s outstanding common stock.

The exercise price and number of shares of common stock to be received upon the exercise of warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of warrants will not be entitled to participate in the distribution of our assets.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling security holders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling security holders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Security Holders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $74,236.24. We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such shares of common stock without restriction by any method permitted by applicable law.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP.

EXPERTS

The consolidated financial statements of Armco included in this prospectus and in the registration statement have been audited by Li & Company, P.C., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold by the selling security holders. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We make available free of charge on our internet website (http://www.armcometals.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement of which it forms a part.

CHINA ARMCO METALS, INC. AND SUBSIDIARIES

June 30, 2008 and 2007

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$442,360	$232,286
Pledged deposits	434,288	564,150
Accounts receivable	1,814,454	2,586,529
Inventories	8,987,356	2,434,908
Advances to stockholder	-	-
Advance on purchases	4,424,495	1,846,113
Prepayments and other current assets	286,517	-

Total Current Assets	16,389,470	7,663,986

PROPERTY AND EQUIPMENT, net	149,497	131,596

LAND USE RIGHT, net	2,215,898	2,108,983

Total Assets	$18,754,865	$9,904,565

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Forward foreign currency exchange contracts	$308,744	$308,744
Forward foreign currency exchange swap liabilities	31,818	12,079
Loan payable	1,528,765	-
Accounts payable	3,566,329	290,740
Advances from stockholder	21,500	921,444
Customer deposits	3,459,130	2,228,720
Taxes payable	291,023	8
Accured expenses and other current liabilities	1,623,898	1,058,697

Total Current Liabilities	10,831,207	4,820,432

STOCKHOLDER'S EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized;
none issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized,
7,606,000 and 5,300,000 shares issued and outstanding, respectively	7,606	5,300
Additional paid-in capital	303,913	367,726
Retained earnings	7,221,608	4,634,449
Accumulated other comprehensive income:
Foreign currency translation gain	390,531	76,658

Total Stockholder's Equity	7,923,658	5,084,133

Total Liabilities and Stockholder's Equity	$18,754,865	$9,904,565

See accompanying notes to the Consolidated Financial Statements.

F-2

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the Three Month Period Ended
	June 30, 2008	June 30, 2007

NET REVENUES	$13,014,476	$5,666,869

COST OF GOODS SOLD	12,137,404	4,964,115

GROSS PROFIT	877,072	702,754

OPERATING EXPENSES:
Selling expenses	20,899	28,980
General and administrative expenses	124,533	73,657

Total operating expenses	145,432	102,637

INCOME FROM OPERATIONS	731,640	600,117

OTHER (INCOME) EXPENSE:
Interest income	97,336	-
Gain from litigation against breach of contracts	(1,233,751)	-
Loss on forward foreign currency contracts	6,809	-
Other (income) expense	(115,612)	11,898

Total other (income) expense	(1,245,218)	11,898

INCOME BEFORE INCOME TAXES	1,976,858	588,219

INCOME TAXES	127,312	-

NET INCOME	1,849,546	588,219

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation gain (loss)	133,683	5,025

COMPREHENSIVE INCOME (LOSS)	$1,983,229	$593,244

INCOME PER COMMON SHARE - BASIC AND DILUTED:	$0.24	$0.08

Weighted average number of common shares outstanding - basic and diluted	7,606,000	7,606,000

See accompanying notes to the Consolidated Financial Statements.

F-3

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the Six Month Period Ended
	June 30, 2008	June 30, 2007

NET REVENUES	$22,789,813	$9,016,550

COST OF GOODS SOLD	20,683,123	8,318,132

GROSS PROFIT	2,106,690	698,418

OPERATING EXPENSES:
Selling expenses	31,513	146,106
General and administrative expenses	341,441	134,269

Total operating expenses	372,954	280,375

INCOME FROM OPERATIONS	1,733,736	418,043

OTHER (INCOME) EXPENSE:
Interest income	97,336	-
Gain from litigation against breach of contracts	(1,233,751)	-
Loss on forward foreign currency contracts	19,739	-
Other (income) expense	(122,712)	116,883

Total other (income) expense	(1,239,388)	116,883

INCOME BEFORE INCOME TAXES	2,973,124	301,160

INCOME TAXES	385,965	-

NET INCOME	2,587,159	301,160

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation gain (loss)	313,873	(48,766)

COMPREHENSIVE INCOME (LOSS)	$2,901,032	$252,394

INCOME PER COMMON SHARE - BASIC AND DILUTED:	$0.34	$0.04

Weighted average number of common shares outstanding - basic and diluted	7,606,000	7,606,000

See accompanying notes to the Consolidated Financial Statements.

F-4

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
For the Six Month Period Ended June 30, 2008
(UNAUDITED)

					Accumulated
					Other
					Comprehensive
					Income
					Foreign
	Common Stock, $0.001 Par Value		Additional	Retained	Currency	Total
	Number of Shares	Amount	Paid-in Capital	Earnings (Deficit)	Translation Gain	Stockholder's Equity

Balance, December 31, 2006	5,300,000	$5,300	$367,726	$702,658	$9,632	$1,085,316

Comprehensive income
Net income				5,391,179		5,391,179
Foreign currency translation gain					67,026	67,026

Total comprehensive income						5,458,205

Dividends				(1,459,388)		(1,459,388)

Balance, December 31, 2007	5,300,000	5,300	367,726	4,634,449	76,658	5,084,133

Reverse acquisition	2,306,000	2,306	(63,813)		-	(61,507)

Comprehensive income
Net income				2,587,159		2,587,159
Foreign currency translation gain					313,873	313,873

Total comprehensive income						2,901,032

Balance, June 30, 2008	7,606,000	$7,606	$303,913	$7,221,608	$390,531	$7,923,658

See accompanying notes to the Consolidated Financial Statements.

F-5

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Month Period Ended
	June 30, 2008	June 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,587,159	$301,160
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
Amortization expense	44,263	14,798
Loss from disposal of property and equipment	248	12,033
Changes in operating assets and liabilities:
Bank acceptance notes receivable
Accounts receivable	772,075	1,214,096
Inventories	(6,402,636)	(1,140,513)
Advance on purchases	(2,464,797)	(36,883)
Prepayments and other current assets	(463,238)	(682,732)
Forward foreign exchange contracts swap	19,739	-
Accounts payable	3,326,338	22,368
Customer deposits	1,093,284	2,737,997
Taxes payable	409,805	(21)
Accrued expenses and other current liabilities	521,846	599,631

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(555,914)	3,041,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from reverse acquisition	11,506	-
Proceeds from release of pledged deposits	164,572	-
Payment made towards pledged deposits	-	(95,962)
Purchases of property and equipment	(4,338)	(120,368)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	171,740	(216,330)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	1,487,265	-
Amounts received from (paid to) related parties	(919,332)	(102,183)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	567,933	(102,183)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	26,315	11,602

NET CHANGE IN CASH	210,074	2,735,023

Cash at beginning of year	232,286	137,798

Cash at end of year	$442,360	$2,872,821

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$3,449	$-
Taxes paid	$-	$-

See accompanying notes to the Consolidated Financial Statements.

F-6

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
June 30, 2008 and 2007
(Unaudited)

NOTE 1 – ORGANIZATION AND OPERATIONS

China Armco Metals, Inc. (formerly Cox Distributing, Inc.) (“Armco Metals” or the ‘Company”) was founded as an unincorporated business in January 1984 and was incorporated as a C corporation in the State of Nevada on April 6, 2007 at which time 9,100,000 shares of common stock were issued to the Company’s founder in exchange for the existing business of Cox Distributing.  No value was given to the stock issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $.001 par value and paid in capital was recorded as a negative amount ($910).  The Company engaged in the distribution of organic fertilizer products used to improve soil and growing conditions for the potato farmers of eastern Idaho.  On June 27, 2008, the Company amended its Articles of Incorporation, and changed its name to China Armco Metals, Inc.

Merger of Armco & Metawise (H.K) Limited and Subsidiaries (“Armco”)

On June 27, 2008, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) and consummated a share purchase (the “Share Purchase”) with Armco and Feng Gao, who owned 100% of the issued and outstanding shares of Armco (the “Armco Shareholder”). In connection with the acquisition, the Company purchased from the Armco Shareholder 100% of the issued and outstanding shares of Armco’s capital stock for $6,890,000 by delivery of the Company’s purchase money promissory note.  In addition, the Company issued to Ms. Gao a stock option entitling Ms. Gao to purchase a total of 5,300,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) at $1.30 per share which expires on September 30, 2008 and 2,000,000 shares at $5.00 per share which expire on June 30, 2010 (the “Gao Option”).  On August 12, 2008, Ms. Gao exercised her option to purchase and the Company issued 5,300,000 shares of its common stock in exchange for the $6,890,000 note owed to Ms. Gao.  The shares issued represent approximately 69.7% of the issued and outstanding Common Stock immediately after the consummation of the Share Purchase and exercise of the option to purchase 5,300,000 shares of the Company’s common stock at $1.30 per share.  As a result of the ownership interests of the former shareholders of Armco, for financial statement reporting purposes, the merger between the Company and Armco has been treated as a reverse acquisition with Armco deemed the accounting acquirer and the Company deemed the accounting acquiree under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”).  The reverse merger is deemed a capital transaction and the net assets of Armco (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the combination.  The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Armco which are recorded at historical cost. The equity of the Company is the historical equity of Armco retroactively restated to reflect the number of shares issued by the Company in the transaction.

Armco & Metawise (H.K) Limited and Subsidiaries was incorporated on July 13, 2001 under the laws of the Hong Kong Special Administrative Region (“HK SAR”) of the People’s Republic of China (“PRC”).  Armco engages in the import, export and distribution of ferrous and non-ferrous ores and metals, and the recycling of scrap steel.

On January 9, 2007, Armco formed Armet (LianYunGang) Renewable Resources Co, Ltd. (“Armet”), a wholly-owned foreign enterprise (“WOFE”) subsidiary in the PRC.  Armet engages in the recycling of scrap steel.

Henan Armco and Metawise Trading Co., Ltd. (“Henan”) was incorporated on June 6, 2002 in the PRC.  Henan engages in the import, export and distribution of ferrous and non-ferrous ores and metals.

Merger of Henan Armco and Metawise Trading Co., Ltd. (“Henan”) with Armet, Companies under Common Control

On December 28, 2007, Armco by and through its wholly owned subsidiary, Armet, entered into a Share Transfer Agreement with Henan, a company under common control with the Company.  The acquisition of Henan has been recorded on the purchase method of accounting at historical amounts as Armet and Henan were under common control since June 2002.  The consolidated financial statements have been presented as if the acquisition of Henan had occurred on January 1, 2006.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included.  These interim consolidated financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2007 and notes thereto contained in the Company’s Annual Report on Form 10-KSB filed with the SEC on March 28, 2008 and the consolidated financial statements of Armco for the year ended December 31, 2007 and notes thereto contained in the Company’s Current Report on Form 8-K as filed with the SEC on July 1, 2008.  Interim results are not necessarily indicative of the results for the full year.

F-7

The consolidated financial statements include all the accounts of Armco and Henan as of June 30, 2008 and 2007 and for the interim periods then ended.  Armet is included as of June 30, 2008 and for the interim period ended June 30, 2008 and the period from January 9, 2007 (inception) through June 30, 2007.  Armco Metals is included as of June 30, 2008 and for the period from June 27, 2008 through June 30, 2008.  All inter-company balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Pledged deposits

Pledged deposits consists of (1) amounts held for outstanding letters of credit maturing in future periods and (2) deposits held for outstanding forward foreign currency hedging contracts maturing in future periods.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses, if any.

Outstanding account balances are reviewed individually for collectibility.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company does not have any off-balance-sheet credit exposure to its customers.

Inventories

The Company values inventories, consisting of purchased products, at the lower of cost or market.  Cost is determined on the First-in and First-out method.  The Company regularly reviews its inventories on hand and, when necessary, records a provision for excess or obsolete inventories based primarily on current selling price and sales prices of confirmed backlog orders.  The Company determined that there was no inventory obsolescence as of June 30, 2008 and 2007.

Property and equipment

Property and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to ten (10) years.  Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.  Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

F-8

Land use right

Land use right represents the cost to obtain the right to use land in the PRC.  Land use right is carried at cost and amortized on a straight-line basis over the life of the right of fifty (50) years.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets. The Company’s long-lived assets, which include property, plant and equipment, and land use right are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

       The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of June 30, 2008 or 2007.

Customer deposits

Customer deposits primarily represent amounts received from customers for future delivery of products, all of which were fully or partially refundable depending upon the terms and conditions of the sales agreement.

Derivatives

        The Company accounts for derivatives in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and the related interpretations. SFAS No. 133, as amended, requires companies to recognize all derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on: (i) whether the derivative has been designated and qualifies as part of a hedging relationship, and (ii) the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as either a fair value hedge, cash flow hedge or hedge of a net investment in a foreign operation.

The Company employs foreign currency forward contracts to convert unforeseeable foreign currency exchange rate to fixed foreign currency exchange rate.  The Company does not use derivatives for speculation or trading purposes.  Changes in the fair value of derivatives are recorded each period in current earnings or through other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges is recognized in current earnings.  The Company has sales and purchase commitments denominated in foreign currencies.  Foreign currency forward contracts are used to hedge against the risk of change in the fair value of these commitments attributable to fluctuations in exchange rates (“Fair Value Hedges”).  Changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the fair value of the item being hedged.

Fair value of financial instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”) for its financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

The Company follows the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No. 101”), as amended by SAB No. 104 (“SAB No. 104”) for revenue recognition.  The Company records revenue when persuasive evidence of an arrangement exists, service has been rendered, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

F-9

(i) Import, export and distribution of ferrous and non-ferrous ores and metals:  The Company derives its revenues from sales contracts with customers with revenues being generated upon the shipment of goods.  Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking or rail company and title transfers upon shipment, based on free on board (“FOB”) warehouse terms; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.  When the Company recognizes revenue, no provisions are made for returns because, historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues.

(ii) Import and export agent services:  Revenue from import and export agent services is recognized as the services are provided.  The import and export agent services are considered provided when the goods to be imported or exported by the customer are delivered to the designated port specified by the service contract.  The Company follows the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” for revenue recognition to report revenue net for its import and export agent services since the Company (1) takes title to the products with full payment for the goods and related cost from the customer, (2) has no risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns, and (3) acts as an agent or broker (including performing services, in substance, as an agent or broker) with compensation on a commission or fee basis on any of its outsourcing projects.

Stock-based compensation

The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”) using the modified prospective method. The fair value of each option grant estimated on the date of grant uses the Black-Scholes option-pricing model with the following weighted-average assumptions:

June 27, 2008

Risk-free interest rate	2.650%
Dividend yield	0.00%
Expected volatility	0.00%
Expected option life (year)	2.00

The expected life of the options has been determined using the simplified method as prescribed in SEC Staff Accounting Bulletin No. 107 (“SAB 107”).  The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.  Additionally, the Company’s policy is to issue new shares of common stock to satisfy stock option exercises.

The option to purchase 2 million shares of the Company’s common stock at $5.00 per share were valued at its fair market value at the date of issuance, using the Black-Scholes valuation model, of nil.  The adoption of SFAS No. 123R increased the Company’s reported operating loss and net loss by nil for the interim period ended June 30, 2008.  The expense is classified as selling, general and administrative expense on the statement of operations.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs shown in the table above for 2008 are as follows:

•	The expected volatility is based on a combination of the historical volatility of the comparable companies’ stock over the contractual life of the options.

•
The Company uses historical data to estimate employee termination behavior. The expected life of options granted is derived from SAB 107 and represents the period of time the options are expected to be outstanding.

•	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

•	The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the contractual life of the option.

Shipping and handling costs

The Company accounts for shipping and handling fees in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs” (“EITF Issue No. 00-10”).  While amounts charged to customers for shipping products are included in revenues, the related costs are classified in cost of goods sold as incurred.

F-10

Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Income in the period that includes the enactment date.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts.  Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation” (“SFAS No. 52”) and are included in determining net income or loss.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency.  Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the combined and consolidated financial statements.  Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the combined and consolidated statement of stockholders’ equity.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

June 30, 2008
Balance sheet                                                                                                    RMB 6.8718 to US$1.00
Statement of operations and comprehensive income                                 RMB 7.0726 to US$1.00
June 30, 2007
Balance sheet                                                                                                    RMB 7.6120 to US$1.00
Statement of operations and comprehensive income                                 RMB 7.7177 to US$1.00
December 31, 2006
Balance sheet                                                                                                    RMB 7.8041 to US$1.00

Commencing July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005.  Since then, the PBOC administers and regulates the exchange rate of the US dollar against the RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Net gains and losses resulting from foreign exchange transactions, if any, are included in the Consolidated Statements of Operations and Comprehensive Income (Loss).  The foreign currency translation gain (loss) at June 30, 2008 and 2007 was $313,873 and ($48,766) and effect of exchange rate changes on cash flows for interim periods then ended were $26,315 and $11,602, respectively.

Comprehensive income (loss)

The Company has adopted Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income” (“SFAS No. 130”).  This statement establishes rules for the reporting of comprehensive income (loss) and its components.  Comprehensive income (loss), for the Company, consists of net income (loss) and foreign currency translation adjustments and is presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) and Stockholders’ Equity.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

F-11

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).   Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock options, which excludes 2,000,000 shares of common stock issuable under the stock options for the six months ended June 30, 2008 and 2007, respectively. These potential shares of common stock were not included as they were anti-dilutive.

Recently issued accounting pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008.  Commencing with its annual report for the year ending December 31, 2009, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings.  SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized.  Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

F-12

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008. The Company does not expect the adoption of SFAS No. 161 to have a material impact on the financial results of the Company.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – INVENTORIES

Inventories at June 30, 2008 and December 31, 2007 consisted of the following:

	June 30, 2008	December 31, 2007
Goods purchased	$8,987,356	$2,434,908

	$8,987,356	$2,434,908

NOTE 4 – LAND USE RIGHT

In September 2007, the Company entered into an agreement with and obtained a certificate of a land use right from the Chinese government, whereby the Company acquired for RMB 15,460,302 the right to use certain land until December 30, 2056.  The purchase price is being amortized over the term of the right of approximately fifty (50) years.

Land use right at cost at June 30, 2008 and December 31, 2007, consisted of the following:

	June 30, 2008	December 31, 2007
Land use right	$2,249,818	$2,119,417
Accumulated amortization	(33,920)	(10,434)

	$2,215,898	$2,108,983

Amortization expense

Amortization expense for the six months ended June 30, 2008 and 2007 was $22,195 and $0, respectively.  Amortization expense for the next five years is approximately $44,390 per year.

NOTE 5 – FINANCIAL INSTRUMENTS

The Company utilized forward foreign currency exchange contracts with a financial institution, resulting in a fixed foreign currency exchange rate of US$1.00 to RMB 7.3750.  These forward foreign currency exchange contracts will expire through August 2, 2008.

F-13

The forward foreign currency exchange contracts and related swap liabilities at June 30, 2008 and December 31, 2007 consisted of the following:

	June 30, 2008	December 31, 2007
Forward foreign currency exchange contracts	$308,744	$308,744
Forward foreign currency exchange swap liabilities	31,818	12,079

	$340,562	$320,823

NOTE 6 – LOAN PAYABLE

Loan payable at June 30, 2008 and December 31, 2007, consisted of the following:

	June 30, 2008	December 31, 2007
Loan payable to a financial institution, guaranteed by the Company’s stockholder, chairman, president and Chief Exchange Officer, with interest at 4.85% per annum payable monthly, with principal due September 18, 2008.	$1,487,265	$-
Loan payable to stockholder, bears no interest and have no formal repayment term.	41,500

	$1,528,765	$-

NOTE 7 – RELATED PARTY TRANSACTIONS

Advances to (from) chairman, chief executive officer and sole stockholder

Advances to (from) chairman, chief executive officer and sole stockholder at June 30, 2008 and December 31, 2007, consisted of the following:

	June 30, 2008	December 31, 2007
Advances to (from) chairman, chief executive officer and sole stockholder	$(21,500)	$(921,444)
	$(21,500)	$(921,444)

The advances bear no interest and have no formal repayment terms.

From time to time, the Company engages in business transactions with related parties.  At December 31, 2007, Mr. Yao, its stockholder and Chief Executive Officer had advanced the Company $921,444 which was repaid in the first quarter of 2008.  At June 30, 2008 Stephen E. Cox, its stockholder and former Chief Executive Officer had advanced the Company $21,500.

NOTE 8 – STOCKHOLDERS’ EQUITY

Stock options

On June 27, 2008, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) and consummated a share purchase (the “Share Purchase”) with Armco & Metawise (H.K) Limited (“Armco HK”) and Feng Gao, who owned 100% of the outstanding shares of Armco HK (the “Armco HK Shareholder”).  Under the Share Purchase Agreement, the Company purchased from Ms. Gao, the sole shareholder of Armco (the “Armco Shareholder”), 100% of the issued and outstanding shares of Armco’s capital stock for $6,890,000 by delivery of the Company’s purchase money promissory note (the “Share Purchase”).  In addition, the Company issued to Ms. Gao a stock option entitling Ms. Gao to purchase 5,300,000 shares of our common stock, par value $.001 per share (the “Common Stock”) at $1.30 per share which expires on September 30, 2008 and 2,000,000 shares at $5.00 per share which expires on June 30, 2010, vested immediately (the “Gao Option”).  On August 12, 2008, Ms. Gao exercised her option to purchase and the Company issued 5,300,000 Shares in exchange for the $6,890,000 note owed to Ms. Gao. Accordingly, the 5,300,000 Shares issued to Ms. Gao represent approximately 69.7% of the issued and outstanding Shares of the Company giving effect to the cancellation of 7,694,000 Shares owned by Mr. Cox.

The fair value of the stock options issued in June 2008 under Share Purchase Agreement using the Black-Scholes Option Pricing Model was nil at the date of grant.  For the interim period ended June 30, 2008 and 2007, the Company recorded nil as stock-based compensation for shares vested respectively.

F-14

The table below summarizes the Company’s stock option activity for the interim period ended June 30, 2008:

	Number of Option Shares	Exercise Price Range Per Share	Weighted Average Exercise Price	Fair Value at Date of Grant	Aggregate Intrinsic Value

Balance, December 31, 2007	-	$-	$-	-	$-
Granted	2,000,000	5.00	5.00	*	*
Canceled	-	-	-		-
Exercised	-	-	-		-
Expired	-	-	-		-
Balance, June 30, 2008	2,000,000	$5.00	$5.00	*	$-
Vested and exercisable, June 30, 2008	2,000,000	$5.00	$5.00	*	$-
Unvested, June 30, 2008	-	$5.00	$5.00	*	$-

* - Less than $1

As of June 30, 2008, there was no unrecognized compensation cost related to unvested share-based compensation arrangements that is expected to be recognized in the future periods.

The following table summarizes information concerning outstanding and exercisable stock options as of June 30, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$5.00	2,000,000	2.00	$5.00	2,000,000	2.00	$5.00

$5.00	2,000,000	2.00	$5.00	2,000,000	2.00	$5.00

NOTE 9 – CONCENTRATIONS AND CREDIT RISK

(i) Customers and Credit Concentrations

One (1) unrelated customer accounted for approximately 96.9% of total sales for the interim period ended June 30, 2008 and two (2) different unrelated customers accounted for approximately 74.4% and 25.2% of total sales for the interim period ended June 30, 2007, respectively.

(ii) Vendor Concentrations

One (1) unrelated vendor accounted for 85.0% of total purchases for the interim period ended June 30, 2008.  The Company did not make any material purchases for the interim period ended June 30, 2007.

(iii) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents.  As of June 30, 2008, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, none of which are insured.  However, the Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(iv) Foreign currency risk

The Company is exposed to fluctuations in foreign currencies for transactions denominated in currencies other than RMB, the functional currencies due to the fact the majority of the Company’s purchasing activities are transacted in foreign currencies.  The Company had foreign currency hedges in place at June 30, 2008 to reduce such exposure.  The estimated loss in fair value on foreign currency hedges outstanding as of June 30, 2008 was $25,009.

F-15

NOTE 10 - FOREIGN OPERATIONS

(i) Operations

Substantially all of the Company’s operations are carried out and all of its assets are located in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

(ii) Dividends and Reserves

Under the laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years’ losses, if any; (ii) allocations to the “Statutory Surplus Reserve” of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund”, which is established for the purpose of providing employee facilities and other collective benefits to employees in PRC; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

As of June 30, 2008, the Company had no Statutory Surplus Reserve and the Statutory Common Welfare Fund established and segregated in retained earnings.

NOTE 11 – SUBSEQUENT EVENTS

On July 25, 2008 and July 31, 2008, the Company closed the first and second rounds of a private placement by raising $6,896,229 from eighty-two (82) investors through the sale of 22.9 units of its securities at an offering price of $300,000 per unit in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Act”) in reliance on exemptions provided by Regulation D, Regulation S and Section 4(2) of the Act (the “Offering”). Each unit sold in the Offering consists of 100,000 shares of the Company’s common stock, $.001 par value per share at a per share purchase price of $3.00, and five (5) year warrants to purchase 100,000 shares of common stock with an exercise price of $5.00 per share (the “Warrants“).

On August 8, 2008 the Company closed the third round of the Offering by raising $523,500 from ten (10) investors through the sale of 1.745 units of its securities at an offering price of $300,000- per unit.

The Company paid FINRA member broker-dealers cash commissions of $1,680 and issued those firms five (5) year warrants to purchase a total of 15,450 shares of its common stock at $5.00 per share as compensation for services to the Company in connection with the Offering. The Company also paid due diligence fees to certain investors or their advisors in connection with the Offering aggregated $50,670 in cash. The recipients of these fees included China Direct Investments, Inc., a subsidiary of China Direct, Inc. and a principal shareholder of the company. After payment of these fees and costs associated with the Offering, the Company received net proceeds of approximately $471,150 in the third round of the Offering. The net proceeds of the third round of the Offering will be combined with the net proceeds of the previous rounds of the Offering all of which will be used for construction of a scrap steel recycling facility in China as previously disclosed by the Company and general corporate working capital purposes.

In the aggregate, the Company raised $7,419,729 in the Offering from ninety-two (92) investors through the sale of 24.73 units and after payment of cash commissions, due diligence fees and costs associated with the Offering, the Company received net proceeds of approximately $6,585,468.

F-16

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
Valuation and Qualifying Accounts
For the Interim Period Ended June 30, 2008 and 2007

	Balance at	Add	Deduct	Add	Balance at end
	beginning of	Charge to	bad debt	translation	of
	period	Income	written off	adjustment	period
For the interim period ended December 31, 2007:
Allowance for doubtful accounts	$-	$-	$ (-)	$-	$-
For the interim period ended June 30, 2008:
Allowance for doubtful accounts	$-	$-	$ (-)	$-	$-

F-17

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES

December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
Armco & Metawise (H.K) Limited
Hong Kong, China

We have audited the accompanying consolidated balance sheets of Armco & Metawise (H.K) Limited and Subsidiaries (collectively “Armco” or the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
June 27, 2008

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006

ASSETS
CURRENT ASSETS:
Cash	$232,286	$137,798
Pledged deposits	564,150	305,000
Accounts receivable	2,586,529	1,206,125
Inventories	2,434,908	522,076
Advances to stockholder	-	396,447
Advance on purchases	1,846,113	1,823,688
Prepayments and other current assets	-	415,413

Total Current Assets	7,663,986	4,806,547

PROPERTY AND EQUIPMENT, net	131,596	51,564

LAND USE RIGHT, net	2,108,983	-

Total Assets	$9,904,565	$4,858,111

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Forward foreign currency exchange contracts	$308,744	$-
Forward foreign currency exchange swap liabilities	12,079	-
Accounts payable	290,740	284,168
Advances from stockholder	921,444	-
Customer deposits	2,228,720	3,446,671
Taxes payable	8	37,821
Accured expenses and other current liabilities	1,058,697	4,135

Total Current Liabilities	4,820,432	3,772,795

STOCKHOLDER'S EQUITY:
Common stock, $0.1288 par value, 30,000,000 shares authorized,
10,000 shares issued and outstanding	1,288	1,288
Additional paid-in capital	371,738	371,738
Retained earnings	4,634,449	702,658
Accumulated other comprehensive income:
Foreign currency translation gain	76,658	9,632

Total Stockholder's Equity	5,084,133	1,085,316

Total Liabilities and Stockholder's Equity	$9,904,565	$4,858,111

See accompanying notes to the Consolidated Financial Statements.

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended
	December 31, 2007	December 31, 2006

NET REVENUES	$75,278,853	$44,317,654

COST OF GOODS SOLD	68,817,654	42,678,352

GROSS PROFIT	6,461,199	1,639,302

OPERATING EXPENSES:
Selling expenses	449,048	87,779
General and administrative expenses	567,081	806,545

Total operating expenses	1,016,129	894,324

INCOME FROM OPERATIONS	5,445,070	744,978

OTHER (INCOME) EXPENSE:
Interest expense	17,556	-
Import and export agency income	(14,070)	(18,907)
Loss on forward foreign currency contracts	12,079	-
Other (income) expense	38,326	(87,590)

Total other (income) expense	53,891	(106,497)

INCOME BEFORE INCOME TAXES	5,391,179	851,475

INCOME TAXES	-	-

NET INCOME	5,391,179	851,475

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	67,026	9,632

COMPREHENSIVE INCOME	$5,458,205	$861,107

See accompanying notes to the Consolidated Financial Statements.

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
For the Year Ended December 31, 2007

					Accumulated
					Other
					Comprehensive
					Income
					Foreign
	Common Stock, $0.1288 Par Value		Additional	Retained	Currency	Total
	Number of		Paid-in	Earnings	Translation	Stockholder's
	Shares	Amount	Capital	(Deficit)	Gain	Equity

Balance, January 1, 2006	10,000	$1,288	$371,738	$(148,817)	$-	$224,209

Comprehensive income
Net income				851,475		851,475
Foreign currency translation gain					9,632	9,632

Total comprehensive income						861,107

Balance, December 31, 2006	10,000	1,288	371,738	702,658	9,632	1,085,316

Comprehensive income
Net income				5,391,179		5,391,179
Foreign currency translation gain					67,026	67,026

Total comprehensive income						5,458,205

Dividends				(1,459,388)		(1,459,388)

Balance, December 31, 2007	10,000	$1,288	$371,738	$4,634,449	$76,658	$5,084,133

See accompanying notes to the Consolidated Financial Statements.

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31, 2007	December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,391,179	$851,474
Adjustments to reconcile net income to net cash provided by
operating activities
Amortization expense	46,370	19,152
Advances to chairman, CEO and sole stockholder treated as dividends	(1,459,388)	-
Loss from disposal of property and equipment	12,803	6,720
Changes in operating assets and liabilities:
Accounts receivable	(4,615,480)	(1,130,046)
Inventories	(1,876,367)	441,416
Advance on purchases	36,270	560,387
Prepayments and other current assets	3,868,042	(340,097)
Forward foreign exchange contracts swap	12,079	-
Accounts payable	4,954	(906,443)
Customer deposits	(1,360,542)	551,338
Taxes payable	(152,360)	19,546
Accrued expenses and other current liabilities	999,880	3,896

NET CASH PROVIDED BY OPERATING ACTIVITIES	907,440	77,343

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from release of pledged deposits	305,000	-
Payment made towards pledged deposits	(564,150)	(305,000)
Purchases of property and equipment	(125,168)	-
Purchase of land use right	(2,119,417)	-

NET CASH USED IN INVESTING ACTIVITIES	(2,503,735)	(305,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from forward foreign exchanage contracts	308,744	-
Amounts received from (paid to) related parties	1,181,743	(316,129)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,490,487	(316,129)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	200,296	(8,512)

NET CHANGE IN CASH	94,488	(552,298)

Cash at beginning of year	137,798	690,096

Cash at end of year	$232,286	$137,798

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$17,556	$-
Taxes paid	$-	$-

NON CASH FINANCING AND INVESTING ACTIVITIES:
Advances to its chairman, CEO and sole stockholder treated as dividends	$1,459,388	$-

See accompanying notes to the Consolidated Financial Statements.

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – ORGANIZATION AND OPERATIONS

Armco & Metawise (H.K) Limited and Subsidiaries (collectively, “Armco” or the “Company”) was incorporated on July 13, 2001 under the laws of the Hong Kong Special Administrative Region (“HK SAR”) of the People’s Republic of China (“PRC”).  Armco engages in the import, export and distribution of ferrous and non-ferrous ores and metals, and the recycling of scrap steel.

On January 9, 2007, Armco formed Armet (LianYunGang) Renewable Resources Co, Ltd. (“Armet”), a wholly-owned foreign enterprise (“WOFE”) subsidiary in the PRC.  Armet engages in the recycling of scrap steel.

Henan Armco and Metawise Trading Co., Ltd. (“Henan”) was incorporated on June 6, 2002 in the PRC.  Henan engages in the import, export and distribution of ferrous and non-ferrous ores and metals.

Merger of Henan Armco and Metawise Trading Co., Ltd. (“Henan”) with Armet, Companies under Common Control

On December 28, 2007, Armco by and through its wholly owned subsidiary, Armet, entered into a Share Transfer Agreement with Henan, a company under common control with the Company.  The acquisition of Henan has been recorded on the purchase method of accounting at historical amounts as Armet and Henan were under common control since June 2002.  The consolidated financial statements have been presented as if the acquisition of Henan had occurred on January 1, 2005.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the People’s Republic of China (“PRC GAAP”), the accounting standards used in the place of their domicile.  The accompanying consolidated financial statements reflect all necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

The consolidated financial statements include all the accounts of Armco and Henan as of December 31, 2007 and 2006 and for the years then ended.  Armet is included as of December 31, 2007 and for the period from January 9, 2007 (inception) through December 31, 2007.  All inter-company balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Pledged deposits

Pledged deposits consists of (1) amounts held for outstanding letters of credit maturing in future periods and (2) deposits held for outstanding forward foreign currency hedging contracts maturing in future periods.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses, if any.

Outstanding account balances are reviewed individually for collectibility.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company does not have any off-balance-sheet credit exposure to its customers.

Inventories

The Company values inventories, consisting of purchased products, at the lower of cost or market.  Cost is determined on the First-in and First-out method.  The Company regularly reviews its inventories on hand and, when necessary, records a provision for excess or obsolete inventories based primarily on current selling price and sales prices of confirmed backlog orders.  The Company determined that there was no inventory obsolescence as of December 31, 2007 or 2006.

Property and equipment

Property and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to ten (10) years.  Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.  Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Land use right

Land use right represents the cost to obtain the right to use land in the PRC.  Land use right is carried at cost and amortized on a straight-line basis over the life of the right of 50 years.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets. The Company’s long-lived assets, which include property, plant and equipment, and land use right are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

       The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of December 31, 2007 or 2006.

Customer deposits

Customer deposits, included in accrued expenses and other current liabilities, primarily represent amounts received from customers for future delivery of products, all of which were fully or partially refundable depending upon the terms and conditions of the sales agreement.

Derivatives

       The Company accounts for derivatives in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and the related interpretations. SFAS No. 133, as amended, requires companies to recognize all derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on: (i) whether the derivative has been designated and qualifies as part of a hedging relationship, and (ii) the type of hedging relationship.  For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as either a fair value hedge, cash flow hedge or hedge of a net investment in a foreign operation.

The Company employs foreign currency forward contracts to convert unforeseeable foreign currency exchange rate to fixed foreign currency exchange rate.  The Company does not use derivatives for speculation or trading purposes.  Changes in the fair value of derivatives are recorded each period in current earnings or through other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges is recognized in current earnings.  The Company has sales and purchase commitments denominated in foreign currencies.  Foreign currency forward contracts are used to hedge against the risk of change in the fair value of these commitments attributable to fluctuations in exchange rates (“Fair Value Hedges”).  Changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the fair value of the item being hedged.

Fair value of financial instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”) for its financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

The Company follows the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No. 101”), as amended by SAB No. 104 (“SAB No. 104”) for revenue recognition.  The Company records revenue when persuasive evidence of an arrangement exists, service has been rendered, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

(i) Import, export and distribution of ferrous and non-ferrous ores and metals:  The Company derives its revenues from sales contracts with customers with revenues being generated upon the shipment of goods.  Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking or rail company and title transfers upon shipment, based on free on board (“FOB”) warehouse terms; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.  When the Company recognizes revenue, no provisions are made for returns because, historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues.

(ii) Import and export agent services:  Revenue from import and export agent services is recognized as the services are provided.  The import and export agent services are considered provided when the goods to be imported or exported by the customer are delivered to the designated port specified by the service contract.  The Company follows the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” for revenue recognition to report revenue net for its import and export agent services since the Company (1) takes title to the products with full payment for the goods and related cost from the customer, (2) has no risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns, and (3) acts as an agent or broker (including performing services, in substance, as an agent or broker) with compensation on a commission or fee basis on any of its outsourcing projects.

Shipping and handling costs

The Company accounts for shipping and handling fees in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs” (“EITF Issue No. 00-10”).  While amounts charged to customers for shipping products are included in revenues, the related costs are classified in cost of goods sold as incurred.

Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Income in the period that includes the enactment date.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts.  Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation” (“SFAS No. 52”) and are included in determining net income or loss.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency.  Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the combined and consolidated financial statements.  Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the combined and consolidated statement of stockholders’ equity.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2007
Balance sheet                                                                                   RMB 7.2946 to US$1.00
Statement of operations and comprehensive income                RMB 7.6072 to US$1.00
December 31, 2006
Balance sheet                                                                                   RMB 7.8041 to US$1.00
Statement of operations and comprehensive income                RMB 7.9723 to US$1.00
December 31, 2005
Balance sheet                                                                                   RMB 8.0702 to US$1.00

Commencing July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of the US dollar against the RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Net gains and losses resulting from foreign exchange transactions, if any, are included in the Consolidated Statements of Operations and Comprehensive Income. The foreign currency translation gain at December 31, 2007 and 2006 was $67,026 and $9,632 and effect of exchange rate changes on cash flows for years then ended were $200,296 and ($8,513), respectively.

Comprehensive income

The Company has adopted Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income” (“SFAS No. 130”).  This statement establishes rules for the reporting of comprehensive income and its components.  Comprehensive income, for the Company, consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Operations and Comprehensive Income and Stockholders’ Equity.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently issued accounting pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008.  Commencing with its annual report for the year ending December 31, 2009, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings.  SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized.  Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008. The Company does not expect the adoption of SFAS No. 161 to have a material impact on the financial results of the Company.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – PLEDGED DEPOSITS

Pledged deposits at December 31, 2007 and 2006 consisted of the following:
Pledged deposits for:

	December 31, 2007		December 31, 2006
Letters of credit	$242,671	(2)	$305,000	(1)
Foreign currency forward contracts	321,479	(3)	-

	$564,150		$305,000

(1)                 Deposit released to pay related letter of credit on January 8, 2007.
(2)                 See Note 11 (i).
(3)                 See Note 11 (ii).

NOTE 4 – INVENTORIES

Inventories at December 31, 2007 and 2006 consisted of the following:

	December 31, 2007	December 31, 2006
Goods purchased	$2,434,908	$522,076
	$2,434,908	$522,076

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment, stated at cost, less accumulated depreciation at December 31, 2007 and 2006 consisted of the following:

	Estimated Useful Life (Years)	December 31, 2007	December 31, 2006
Leasehold improvements	20	$10,133	$12,693
Vehicles	5	164,549	65,831
Office equipment	5-8	35,508	36,098
		211,190	114,622
Less accumulated depreciation		(79,594)	(63,058)
		$131,596	$51,564

(a)           Depreciation and amortization expense

Depreciation and amortization expense for the year ended December 31, 2007 and 2006 was $34,459 and $18,971, respectively.

NOTE 6 – LAND USE RIGHT

Land use right at cost at December 31, 2007 and 2006, consisted of the following:

	December 31, 2007	December 31, 2006
Land use right	$2,119,417	$-
Accumulated amortization	(10,434)	(-)

	$2,108,983	$-

Amortization expense

Amortization expense for the year ended December 31, 2007 and 2006 was $10,434 and $0, respectively.  Amortization expense for the next five years is approximately $43,040 per year.

NOTE 7 – FINANCIAL INSTRUMENTS

The Company utilized forward foreign currency exchange contracts with a financial institution, resulting in a fixed foreign currency exchange rate of US$1.00 to RMB 7.3750.  These forward foreign currency exchange contracts will expire through August 2, 2008.

The forward foreign currency exchange contracts and related swap liabilities at December 31, 2007 and 2006 consisted of the following:

	December 31, 2007	December 31, 2006
Forward foreign currency exchange contracts	$308,744	$-
Forward foreign currency exchange swap liabilities	12,079	-

	$320,823	$-

NOTE 8 – STOCKHOLDER’S EQUITY

Dividends

       On December 31, 2007, the Company declared that advances of $1,459,388 to chairman, chief executive office and sole stockholder would be treated as dividends.

NOTE 9 – RELATED PARTY TRANSACTIONS

(i) Operating lease from Company chairman, chief executive officer and sole stockholder

On January 1, 2006, the Company entered into a non-cancellable operating lease for its office space in the City of Zhengzhou, Henan Province from its Chairman, CEO and sole stockholder, expiring December 31, 2008.  Future minimum lease payments required under the non-cancelable operating lease are only for the remaining calendar year ending December 31, 2008, and are $16,451.  For the year ended December 31, 2007 and 2006, rent expense relating to the operating lease amounted to $15,775 and $15,052, respectively.

(ii) Purchases from a related party

The Company purchased certain products from Prime Armet Group Inc. (“Prime”), an entity wholly-owned and controlled by the Company’s Chairman and CEO.  For the years ended December 31, 2007 and 2006, total purchases from Prime amounted to $496,951 and $2,465,601 representing 0.8% and 2.9% of total purchases of the Company, respectively.

(iii) Advances to (from) chairman, chief executive officer and sole stockholder

Advances to (from) its chairman, chief executive officer and sole stockholder at December 31, 2007 and 2006, consisted of the following:

	December 31, 2007	December 31, 2006
Advances to (from) chairman, chief executive officer and sole stockholder	$(921,444)	$396,447
	$(921,444)	$396,447

The advances bear no interest and have no formal repayment terms.

NOTE 10 – INCOME TAXES

Armco is subject to Hong Kong SAR income taxes.   Henan and Armet, the Company’s PRC subsidiaries are subject to PRC income taxes, file income tax returns under the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”) accordingly.   Henan and Armet derives substantially all of their income (loss) before income taxes and related tax expenses are from PRC sources.

Hong Kong SAR income tax

Armco is exempt from Hong Kong income taxes since none of its income was from Hong Kong sources for the years ended December 31, 2007 and 2006 and no provision for income taxes has been made for the relevant periods.   Armco’s statutory tax rate is 17.5% and is subject to HK SAR income taxes as of January 1, 2008 and forward.

PRC Tax

Henan is registered and operates in Zhengzhou, Henan, PRC.  No provision for income taxes has been made as Henan had net operating loss (“NOL”) for the year ended December 31, 2007 and 2006.  Henan’s statutory tax rate for relevant periods is 33% prior to December 31, 2007 and 25% as of January 1, 2008 and forward.

Armet is registered and operates in the LianYunGang Economic and Technology Development Zone, Jiangsu, PRC, and is recognized as a “Manufacturing Enterprise Located in Special Economic Zone”.  In accordance with the relevant income tax laws, the profits of Armet, if any, are fully exempted from income tax for 2008 and 2009, followed by a 50% exemption for 2010 through 2012 (“tax holiday”).  Armet is a development stage company as defined by Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”).  Armet’s statutory tax rate for relevant periods is 15% prior to December 31, 2007 and 25% as of January 1, 2008 and forward.

(i)                  Income taxes in the combined and consolidated statements of operations and comprehensive income

A reconciliation of the Chinese statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended
	December 31, 2007	December 31, 2006
Chinese statutory income tax rate	33.0%	33.0%
Increase (reduction) in income taxes resulting from:
Net operating loss (“NOL”) carry-forwards	(33.0)	(33.0)
Tax holiday	-	-

Effective income tax rate	0.0%	0.0%

At December 31, 2007, the Company has available for income tax purposes net operating loss (“NOL”) carry-forwards of $1,489,403 that may be used to offset future taxable income through the year ending December 31, 2012.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements since the Company believes that the realization of its net deferred tax assets of approximately $248,250 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $372,351.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $53,372 and $218,000 for the years ended December 31, 2007 and 2006, respectively.

Components of deferred tax assets as of December 31, 2007 and 2006 are as follows:

	December 31, 2007	December 31, 2006
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$491,503	438,131
Cumulative effect of statutory reduction of enacted income tax rate effective January 1, 2008	(119,152)	-
Expected income tax benefit from NOL carry-forwards, net of cumulative effect of statutory reduction of enacted income tax rate	372,351	438,131
Less valuation allowance	(372,351)	(438,131)

Deferred tax assets, net of valuation allowance	$-	$-

NOTE 11 – COMMITMENTS AND CONTINGENCIES

(i) Letters of credit

The Company issues letters of credit in connection with the importation of ferrous and non-ferrous ores. Letters of credit at December 31, 2007 and 2006 consisted of the following:

	December 31, 2007	December 31, 2006
Armco

Letter of credit issued by a financial institution on behalf of the Company on July 3, 2006 with 10% credit amount tolerance, as amended, payable to an unrelated vendor, due January 31, 2007 and paid on March 2, 2007.	$-	$1,520,750

Letter of credit issued by a financial institution on behalf of the Company on October 15, 2007 with 5% credit amount tolerance, as amended, payable to an unrelated vendor, due January 20, 2008 and paid on February 14, 2008.	$1,911,000	$-

Henan

Letter of credit issued by a financial institution on behalf of the Company in the amount of €402,000 on November 22, 2007, payable to an unrelated vendor, collateralized by the pledged deposits of $185,711 (see Note 3), which was cancelled on April 21, 2008 with the pledged deposits returned on May 13, 2008.	587,161	-

Letter of credit issued by a financial institution on behalf of the Company on November 27, 2007, payable to an unrelated vendor, collateralized by the pledged deposits of $56,960 (see Note 3) due September 9, 2008.	140,000	-

	$2,638,161	$1,520,750

(ii) Foreign currency forward contracts

The Company employs foreign currency forward contracts to convert unforeseeable foreign currency exchange rates to fixed foreign currency exchange rates. Foreign currency forward contracts at December 31, 2007 and 2006 consisted of the following:

	December 31, 2007	December 31, 2006
Foreign currency forward contract, signed with a financial institution on August 1, 2007, collateralized by the pledged deposits of $130,274 (see Note 3) due August 1, 2008.	$128,854	$-

Foreign currency forward contract, signed with a financial institution on August 2, 2007, collateralized by the pledged deposits of $181,873 (see Note 3) due August 2, 2008.	179,890	-
	$308,744	$-

(iii) Uncommitted trade credit facilities

The Company entered into uncommitted trade credit facilities with a financial institution, subsequently amended, for $10,000,000 (“Uncommitted trade credit facilities”), maturing November 30, 2008.  Uncommitted trade credit facilities were guaranteed by the Company’s stockholder, chairman, president and Chief Exchange Officer.  There were no balances outstanding at December 31, 2007 or 2006.

(iv) Entry of import service agreement

On April 11, 2007, Armet entered into an import service agreement with an unrelated third party importer expiring through January 1, 2010, which will import two (2) million metric tones per year recyclable metal production equipment valued at $430,000 and earn 2% of the total value imported for its import services.  There was no production equipment imported as of December 31, 2007.

NOTE 12 – CONCENTRATIONS AND CREDIT RISK

(i) Customers and Credit Concentrations

Three (3) unrelated customers accounted for approximately 29.4%, 27.5% and 26.8% of total sales for the year ended December 31, 2007 and one (1) different unrelated customer accounted for approximately 56.6% of total sales for the year ended December 31, 2006, respectively.

(ii) Vendor Concentrations

Four (4) unrelated vendors accounted for 37.2%, 37.0%, 11.0% and 10.8% of total purchases for the year ended December 31, 2007, respectively.  Four (4) different unrelated vendors accounted for 14.4%, 13.4%, 13.2%, and 12.6% of total purchases for the year ended December 31, 2006, respectively.

(iii) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents.  As of December 31, 2007, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, none of which are insured.  However, the Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(iv) Foreign currency risk

The Company is exposed to fluctuations in foreign currencies for transactions denominated in currencies other than RMB, the functional currencies due to the fact the majority of the Company’s purchasing activities are transacted in foreign currencies.  The Company had foreign currency hedges in place at December 31, 2007 to reduce such exposure.  The estimated loss in fair value on foreign currency hedges outstanding as of December 31, 2007 was $12,079.

NOTE 13 - FOREIGN OPERATIONS

(i) Operations

Substantially all of the Company’s operations are carried out and all of its assets are located in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

(ii) Dividends and Reserves

Under the laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years’ losses, if any; (ii) allocations to the “Statutory Surplus Reserve” of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund”, which is established for the purpose of providing employee facilities and other collective benefits to employees in PRC; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

          As of December 31, 2007, the Company had no Statutory Surplus Reserve and the Statutory Common Welfare Fund established and segregated in retained earnings.

NOTE 14 – SUBSEQUENT EVENT

(iv) Entry of Construction Contract

On January 20, 2008, Armet entered into a construction contract with an unrelated third party construction company to construct production plant valued at RMB6.2 million (equivalent to $884,199 at March 31, 2008).

ARMCO & METAWISE (H.K) LIMITED AND SUBSIDIARIES
Valuation and Qualifying Accounts
For the Years Ended December 31, 2007 and 2006

	Balance at	Add	Deduct	Add	Balance At
	beginning of	Charge to	bad debt	translation	End of
	period	Income	written off	adjustment	period
For the Year Ended December 31, 2006:
Allowance for doubtful accounts	$-	$-	$ (-)	$-	$-
For the Year Ended December 31, 2007:
Allowance for doubtful accounts	$-	$-	$ (-)	$-	$-

2,728,914 Shares of Common Stock Underlying Warrants

CHINA ARMCO METALS, INC.

PROSPECTUS

October 16, 2008